UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ARBITRON INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Stockholder:

On behalf of the Board of Directors of Arbitron Inc. (“Arbitron”), I am pleased to invite you to attend the annual meeting of stockholders. The meeting will be held at the Four Seasons Hotel, New York, 57 East 57th Street, New York, New York 10022, on Tuesday, May 21, 2013, at 9:00 AM local time.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow include information about the proposals recommended by Arbitron’s Board of Directors to elect eleven (11) individuals to serve as directors of Arbitron, to have an advisory approval of the Company’s executive compensation, and to ratify the appointment of KPMG LLP as the independent registered public accounting firm of Arbitron for the fiscal year ending December 31, 2013.

Our Board of Directors believes a favorable vote for the proposal to elect the eleven (11) directors, the compensation of Arbitron’s named executive officers, and for ratification of the appointment of KPMG at the annual meeting is in the best interests of Arbitron and its stockholders, and unanimously recommends a vote FOR each the proposals. Accordingly, we urge you to review the accompanying materials carefully and to vote your shares promptly.

It is important your shares be represented at the meeting. I encourage you to vote your shares promptly using Internet or telephone voting, or by following the instructions on the accompanying proxy card to ensure that your vote is counted at the meeting.

We look forward to seeing you at the meeting.

Sincerely,

Sean R. Creamer

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 21, 2013

Date:	Tuesday, May 21, 2013
Time:	9:00 AM local time
Place:	The Four Seasons Hotel, New York, 57 East 57th Street, New York, New York 10022
Purposes:	1. To elect eleven (11) members of the Board of Directors to serve until the next annual meeting and until their successors have been elected and qualified.
2. To approve, on an advisory basis, the Company’s executive compensation.
3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Arbitron for the fiscal year ending December 31, 2013.
4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date:	April 1, 2013

The matters listed above are fully discussed in the proxy statement accompanying this notice. A copy of our 2012 Annual Report also accompanies this notice.

Stockholders are entitled to one vote for each share of common stock held of record on the record date listed above. A Notice of Internet Availability of Proxy Materials or the proxy statement and the accompanying proxy card will be first mailed to stockholders on or about April 11, 2013.

It is important your shares be represented and voted at the meeting. You can vote your shares by completing and returning the accompanying proxy card. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the accompanying proxy card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement. We appreciate your cooperation.

By Order of the Board of Directors

Timothy T. Smith

Executive Vice President, Business Development

and Strategy, Chief Legal Officer, and Secretary

April 11, 2013

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ii

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ARBITRON INC.

9705 Patuxent Woods Drive

Columbia, Maryland 21046

April 11, 2013

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 21, 2013

We will begin mailing our Notice of Internet Availability of Proxy Materials to our stockholders on or about April 11, 2013.

We are furnishing this proxy statement to our stockholders in connection with a solicitation of proxies by our Board of Directors for use at our 2013 annual meeting of stockholders to be held on Tuesday, May 21, 2013, at 9:00 AM local time at the Four Seasons Hotel, New York, 57 East 57th Street, New York, New York 10022 (the “Annual Meeting”).

Stockholders should note that the Annual Meeting is separate and distinct from the special meeting of stockholders to be held for purpose of, among other things, adopting the Agreement and Plan of Merger, dated as of December 17, 2012, by and among Nielsen Holdings N.V., TNC Sub I Corporation and the Company, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 25, 2013. As of April 11, 2013, our special meeting has not yet been held. We anticipate reporting the results of the special meeting when they become available.

Information About the Notice of Internet Availability of Proxy Materials

The Notice of Annual Meeting and proxy statement are available at http://www.arbitron.com/downloads/proxy_2013.pdf, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our 2013 Stockholder Information letter are available at http://www.arbitron.com/downloads/annual_2012.pdf.

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, including our annual report to stockholders, to each stockholder of record, we may furnish proxy materials, including our annual report to stockholders, to our stockholders on the Internet. On or about April 11, 2013, we will send electronically a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to those stockholders who have previously requested to receive their proxy materials on the Internet. Also on or about April 11, 2013, we will begin mailing the E-Proxy Notice to all other stockholders. If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or the annual report to stockholders. Instead, the E-Proxy Notice instructs you as to how you may access and review all of the important information contained in the proxy materials, including our annual report to stockholders. If you have previously requested to receive proxy materials and other stockholder communications on the Internet instead of by mail, you will be receiving the E-Proxy Notice electronically. The E-Proxy Notice also instructs you as to how you may submit your proxy on the Internet. If you received the E-Proxy Notice by mail and would like to receive a printed copy of our proxy materials, including our annual report to stockholders, you should follow the instructions for requesting such materials included in the E-Proxy Notice. We may choose to mail written proxy materials to one or more stockholders.

Who Can Vote

If you held any of our common stock at the close of business on April 1, 2013, the record date for the Annual Meeting, you are entitled to receive notice of and to vote at our 2013 Annual Meeting. On that date, there were 26,804,739 shares of common stock outstanding. Our common stock constitutes the only class of securities entitled to vote at the meeting.

Who Can Attend the Annual Meeting

All holders of our common stock at the close of business on April 1, 2013, the record date for the Annual Meeting, or their duly appointed proxies, are authorized to attend the Annual Meeting. If you attend the meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of April 1, 2013, the record date for the Annual Meeting.

Quorum

The presence of a majority of the outstanding shares of our common stock entitled to vote, in person or by proxy, is necessary to constitute a quorum and conduct business at the Annual Meeting. Abstentions and “broker non-votes” will be considered present at the meeting for purposes of determining a quorum. A broker non-vote occurs when a broker holding common stock for a beneficial owner does not vote on a particular matter because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Voting Rights

Each share of our common stock you hold entitles you to one vote on all matters that come before the Annual Meeting. Inspectors of election will count votes cast at the Annual Meeting.

The affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is necessary for the election of a director. Therefore, the eleven individuals with the highest number of affirmative votes will be elected to the eleven directorships. Stockholders who do not wish their shares to be voted for a particular nominee may indicate that in the space provided on the proxy card or by following the telephone or Internet instructions. For purposes of the election of directors, broker non-votes, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

In an uncontested election, if a director nominee receives a greater number of votes “withheld” from his or her election than votes “for” that director nominee’s election, the nominee shall promptly offer his or her resignation to the Board. Thereafter, the Nominating and Corporate Governance Committee, consisting of independent directors (which will specifically exclude any director who is required to offer his or her own resignation) shall consider all relevant factors and recommend to the Board the action to be taken with respect to such offered resignation, and the Board will consider whether to accept the resignation or take other action.

If you hold your shares through a broker, it is important you cast your vote if you want it to count in the election of directors and the advisory approval of executive compensation. Recent regulatory changes have eliminated the ability of your broker to vote your uninstructed shares in the election of directors and the advisory approval of executive compensation. Thus, if you hold your shares in street name and you do not instruct your broker how to vote with respect to these proposals, no votes will be cast on your behalf.

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast, a majority of votes cast, or the approval of a majority of the votes present in person or represented by proxy and entitled to vote.

The advisory approval of the Company’s executive compensation requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board of Directors.

The affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting is necessary to approve the ratification of the appointment of the Company’s independent registered public accounting firm.

Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote on the ratification of the appointment of the Company’s independent registered public accounting firm.

Voting by Participants in Arbitron Benefit Plans

If you own Arbitron common stock as a participant in one or more of our employee benefit plans, you will receive a single proxy card that covers both the shares credited to your name in your plan account(s) and shares you own that are registered in your name. If any of your plan accounts are not in the same name as your shares of record, you will receive separate proxy cards for your record and plan holdings. Proxies submitted by plan participants in our 401(k) plan will serve as voting instructions to the trustees for the plan whether provided by mail, telephone or the Internet. In the absence of voting instructions from participants in the 401(k) plan, the trustees of the plan will vote the undirected shares in the same proportion as the directed shares.

Granting Your Proxy

You may vote your shares as follows:

•	in person at the Annual Meeting;

•	by telephone (see the instructions in the E-Proxy Notice);

•	by Internet (see the instructions in the E-Proxy Notice); or

•	if you received a printed copy of these proxy materials by mail, by signing, dating, and mailing the enclosed proxy card.

If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for, against, withhold (in the election of directors), or abstain with respect to all, some or none of the matters submitted for stockholder approval.

If your shares are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the Annual Meeting in order to vote.

Other Business

No other matters are to be presented for action at the Annual Meeting other than the items described in this proxy statement. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the meeting. The persons named in the enclosed proxy intend to vote as recommended by the Board of Directors or, if no recommendation is given, in accordance with their judgment on any matters that may properly come before the meeting.

Confidential Voting

It is our policy that the individual stockholder votes are kept confidential prior to the final tabulation of the vote at our stockholders meeting if the stockholder requests confidential treatment. The only exceptions to this policy involve applicable legal requirements and proxy solicitations in opposition to the Board. Access to proxies and individual stockholder voting records is limited to the independent election inspectors (Broadridge Financial Services, Inc.), who may inform us at any time whether or not a particular stockholder has voted.

Revoking Your Proxy

If you submit a proxy, you can revoke it at any time before it is exercised by giving written notice to our Corporate Secretary prior to the Annual Meeting or by timely delivery of a properly exercised, later-dated proxy (including an Internet or telephone vote). You may also attend the Annual Meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date. Unless the context requires otherwise, in this proxy statement, references to “the Company,” “we,” “us,” “our,” “its” or similar terms are to Arbitron Inc. and its subsidiaries.

CORPORATE GOVERNANCE

Key Corporate Governance Facts

*2013
Size of Board	11
Average Age of Directors	62
Number of Independent Directors	9
Number of Board Meetings Held	**14
Diverse Board (as to Gender, Ethnicity, Experience, and Skills)	Yes
Annual Election of All Directors	Yes
Bylaw Requirement for Directors Receiving Less Than a Majority of Votes Cast in Uncontested Elections to Offer Resignation	Yes
Separate Chairman & CEO	Yes
Independent Directors Meet Without Management Present	Yes
Annual Board and Committee Self-Evaluations	Yes
Board Orientation/Education Program	Yes
Disclosure Committee for External Financial Reporting	Yes
Annual Advisory Approval of Executive Compensation	Yes
Director and Executive Stock Ownership Guidelines	Yes
Code of Ethics for all Employees and Directors	Yes
Shareholder Rights Plan (Poison Pill)	No

*	As of April 11, 2013

**	During 2012

Key Corporate Governance Developments

Because our Board of Directors and its committees are committed to strong and effective corporate governance and oversight and mitigation of risk, they regularly monitor our corporate governance policies and practices to ensure we meet or exceed the requirements of applicable laws, regulations, and the New York Stock Exchange’s listing standards. For fiscal year 2012, we amended our Stock Ownership Guidelines to increase the threshold holding requirements for the CEO, COO and CFO, and other executive officers as well as prohibiting sales until the executive officer has exceeded the applicable ownership threshold. The Board of Directors also did not adopt a new shareholder rights plan (often referred to as a “poison pill”) when our prior shareholder rights plan expired in November 2012.

Corporate Governance Policies and Guidelines and Codes of Ethics

Corporate Governance Policies and Guidelines.    We have adopted corporate governance policies and guidelines, which serve as principles for the conduct of the Board of Directors. Our corporate governance policies and guidelines, which meet the requirements of the New York Stock Exchange listing standards, address a number of topics, including, among other things, director qualification standards, director responsibilities, the responsibilities and composition of the Board committees, director access to management and independent advisors, director compensation, management succession, and evaluations of the performance of the Board.

Codes of Ethics.    We have adopted a Code of Ethics and Conduct, which applies to all of our employees, officers and directors, and meets the requirements for such code as set forth in the New York Stock Exchange listing standards. We have also adopted a Code of Ethics for the Chief Executive Officer and Financial Managers, which applies to our Chief Executive Officer, Chief Financial Officer, and all managers in our financial organization, and meets the requirements of a “code of ethics” as defined by the rules and regulations of the SEC.

Where You Can Find These Documents.    Our corporate governance policies and guidelines, Code of Ethics and Conduct and Code of Ethics for the Chief Executive Officer and Financial Managers are available on our

Web site at www.arbitron.com, and are also available in print to any stockholder who sends a written request to the Treasury Manager at Arbitron Inc., 9705 Patuxent Woods Drive, Columbia, Maryland 21046.

The Board’s Role in Risk Oversight

The Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to the Company and its stockholders. While the Chief Executive Officer and other members of our senior management team are responsible for the day-to-day management of risk, the Board is responsible for ensuring the appropriate culture of risk management exists within the Company. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of risk material to the Company, including operational, financial, legal and regulatory, strategic, competitive, and reputational risks. The full Board (or the appropriate Committee in the case of risks within the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management, and risk mitigation strategies.

The Board discusses risks related to the Company’s business strategies at strategic planning meetings and at other meetings as appropriate. The Board’s administration of the risk oversight function has not affected the leadership structure of the Board.

The Audit Committee considers risks associated with our overall financial reporting and disclosure processes and legal compliance, as well as reviewing the Company’s financial risk exposures and the steps management has taken to monitor, control, and report such exposures. The Audit Committee reviews with management the Company’s guidelines and policies to govern the processes by which risk assessment and risk management are undertaken as well as to monitor and control the Company’s exposure to risk. In addition to its regularly scheduled meetings, the Audit Committee meets with the Company’s registered independent public accounting firm in executive sessions at least quarterly.

In consideration of risk associated with executive compensation, the Compensation & Human Resources Committee has designed the Company’s executive compensation programs with the goal of striking a reasonable balance between annual and long-term performance, with a significant portion of compensation being delivered in the form of long-term equity incentives. The Compensation & Human Resources Committee has the ability to exercise its negative discretion to reduce annual incentives earned by the executives based on approved return metrics, quality of earnings, individual performance, and other factors that are appropriate influences on compensation. Additionally, all equity grants made since 2010 contain clawback provisions, which we believe discourage inappropriate risk-taking.

The Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including board and committee composition, board size and structure, and director independence. The Nominating and Corporate Governance Committee also is actively engaged in overseeing risks associated with succession planning for the Board.

Independence of Directors

Under the listing standards of the New York Stock Exchange, and pursuant to our corporate governance policies and guidelines, we are required to have a majority of “independent” directors and a nominating/corporate governance committee, compensation committee, and audit committee, each composed solely of independent directors. In determining director independence, the Board broadly considers all relevant facts and circumstances, including the rules of the New York Stock Exchange. The Board considers these issues not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with Arbitron or its management that may impair the director’s ability to make independent judgments.

The Board of Directors has evaluated the status of each director and affirmatively determined that Mss. Archambeau and Farber and Messrs. Devonshire, Dimling, Garriques, Guarascio, Kittelberger, Nogales, and Post are independent. Mr. Creamer is not independent because he is an employee of the Company, and Mr. Kerr is not independent because he was President and Chief Executive Officer of the Company until January 1, 2013. In addition, although Mr. Devonshire serves on the audit committee of more than three publicly-traded companies, the Board of Directors has affirmatively determined that such simultaneous service does not impair his ability to serve on our Audit Committee. Each current member of our Compensation and Human Resources Committee, our Nominating and Corporate Governance Committee, and our Audit Committee is independent.

In determining Ms. Farber is independent, the Nominating and Corporate Governance Committee and the Board considered Ms. Farber’s appointment as Executive Vice President of the Radio Advertising Bureau effective January 1, 2012 and promotion to President and Chief Executive Officer in April 2012 as discussed under “Certain Relationships and Related Transactions” below. The Board determined Ms. Farber’s continued service as a member of the Board while employed as an executive officer of the Radio Advertising Bureau is in the best interests of the Company and its stockholders because it will allow Ms. Farber to provide the Board with a unique perspective and deeper insight on issues of importance to many of the Company’s customers and the radio industry generally.

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in order to promote independence, manage the relationship between the Board and the CEO, promote oversight of risk, and mitigate potential conflicts of interest. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO, sets the agenda for Board meetings, and presides over meetings of the full Board and the executive sessions of nonmanagement directors described below.

ELECTION OF DIRECTORS

(Proposal 1)

Our business is managed under the direction of our Board of Directors (the “Board”), which currently is composed of eleven directors. Our bylaws provide for the annual election of directors. The current terms of office of all of our directors expire at the 2013 Annual Meeting. Our Board has renominated each of the eleven directors currently serving on the Board to serve as directors for a one-year term until the 2014 annual meeting of stockholders. Each of the nominees has consented to serve if elected.

The Board of Directors recommends a vote FOR and solicits proxies in favor of each of the nominees named below. Proxies cannot be voted for more than eleven persons. Our Board has no reason to believe that any nominee for director will be unable or unavailable to serve. However, if any nominee should for any reason become unable or unavailable to serve, proxies will be voted for another nominee selected by the Board. Alternatively, proxies, at our Board’s discretion, may be voted for a fewer number of nominees as a result of a director’s inability or unavailability to serve. Each person elected will hold office until the 2014 annual meeting of stockholders and until his or her successor is duly elected and qualified, or until earlier resignation or removal.

In an uncontested election if a director nominee receives a greater number of votes “withheld” from his or her election than votes “for” that director nominee’s election, the nominee shall promptly offer his or her resignation to the Board. Thereafter, the Nominating and Corporate Governance Committee, consisting of independent directors (which will specifically exclude any director who is required to offer his or her own resignation) shall consider all relevant factors and recommend to the Board the action to be taken with respect to such offered resignation, and the Board will consider whether to accept the resignation or take other action.

The following is biographical information concerning the eleven nominees for election as directors of Arbitron:

Nominees for Election as Directors

Shellye L. Archambeau, age 50

•	Director of Arbitron since November 2005

•

Chief Executive Officer of MetricStream, Inc. (formerly Zaplet, Inc.), a provider of enterprise software that allows corporations in diverse industries to manage quality processes, regulatory and industry-mandated compliance activities, and corporate governance initiatives, since 2002

•	Chief Marketing Officer and Executive Vice President of Sales of Loudcloud, Inc. (now Opsware Inc.), a leader in Internet infrastructure services, from 2001 to 2002

•	Chief Marketing Officer of NorthPoint Communications, from 2000 to 2001

•

Director of the Information Technology Senior Management Forum; director of Watermark, a non-profit organization for women leaders; and director of Silicon Valley Leadership Group, a nonprofit organization that addresses major public policy issues affecting the economic health and quality of life in Silicon Valley

Ms. Archambeau has substantial leadership experience as a chief executive and as a sales and marketing officer. Ms. Archambeau’s executive experience includes active supervision of individuals engaged in preparing and analyzing complex financial statements, which experience is valuable as a member of our audit committee. Ms. Archambeau’s marketing experience enables her to provide strategic insights for our businesses.

Sean R. Creamer, age 48

•	Director of Arbitron since August 2012

•	President and Chief Executive Officer of Arbitron since January 2013

•	Executive Vice President, Chief Operating Officer, from August 2011 to January 2013; Chief Financial Officer, from May 2012 to August 2012

•	Executive Vice President, U.S. Media Services, from February 2011 to August 2011

•	Executive Vice President, U.S. Media Services and Chief Financial Officer, from April 2010 to February 2011

•	Executive Vice President of Finance and Planning and Chief Financial Officer, from November 2005 to April 2010

•	Executive Vice President, Finance, from September 2005 to November 2005

•

Senior Vice President and Chief Financial Officer of Laureate Education, Inc. (formerly Sylvan Learning Systems, Inc.), a then NASDAQ-listed company focused on providing higher education through a global network of accredited campus-based and online universities, from April 2001 to September 2005

Mr. Creamer has been with the Company for eight years progressing from Chief Financial Officer to Chief Operating Officer to Chief Executive Officer, including extensive experience with the financial and operational aspects of the business.

David W. Devonshire, age 67

•	Director of Arbitron since August 2007

•	Executive Vice President and Chief Financial Officer of Motorola, Inc., a telecommunications company, from March 2002 to March 2007

•	Executive Vice President and Chief Financial Officer of Ingersoll-Rand, a diversified industrial company, from December 1997 to March 2002

•	Senior Vice President and Chief Financial Officer of Owens Corning, a fiberglass manufacturing company, from July 1993 to December 1997

•

Director and chairman of the audit committee and a member of the executive committee of Roper Industries, Inc., a New York Stock Exchange-listed diversified industrial company; director and member of the compensation committee and chairman of the audit committee of Meritor, Inc., a New York Stock Exchange listed supplier of integrated systems, modules and components to the commercial trucking industry; director and member of the audit committee and the compensation committee of Career Education Corporation, a NASDAQ-listed educational services company; an advisory board member of L.E.K. Consulting; an advisory board member of CFO Magazine; and the principal financial advisor to Harrison Street Capital LLC.

Mr. Devonshire brings finance, accounting, and financial reporting experience as a public company chief financial officer. Mr. Devonshire also serves on the audit committees of several public companies. Mr. Devonshire’s significant financial experience uniquely enables him to provide analysis and insight to our audit committee as well as our finance, strategic planning, accounting, and internal audit functions.

John A. Dimling, age 75

•	Director of Arbitron since January 2010

•	Advisor to C3 Metrics, a private company focused on attribution-centered media analytics, since February 2012

•	Chairman Emeritus of NMR, a marketing and media information company, from January 2006 to April 2008

•	Chairman of NMR, from January 2002 to January 2006

•	President and Chief Executive Officer of NMR, from July 1998 to December 2001

•	President and Chief Operating Officer of NMR, from August 1993 to June 1998

•	Chairman, NetRatings, Inc., a marketing and media information company, from May 2002 to June 2007

•	Director, Innerscope Research, a private company that uses biometric measures to determine consumers’ emotional response to media stimuli, from January 2010 to present

Mr. Dimling has a deep understanding of the media audience ratings marketplace as well as experience running a leading publicly-traded ratings company. Mr. Dimling’s experience and insight gained as a chief executive of a media audience ratings company is particularly important as we work to develop new services and enhance existing services.

Erica Farber, age 60

•	Director of Arbitron since September 2010; and previously a director of Arbitron, from March 2001 to July 2006

•	President and Chief Executive Officer of the Radio Advertising Bureau, since April 16, 2012

•	Executive Vice President of the Radio Advertising Bureau, from January 1, 2012 to April 16, 2012

•	Founder and Chief Executive Officer of The Farber Connection LLC, a consulting and internet service provider to the radio industry, from January 2010 to January 2012

•	Publisher and President of Radio & Records, Inc., a division of Nielsen and publisher and information service provider to the radio industry, from 2006 to February 2009

•	Publisher and Chief Executive Officer of Radio & Records, Inc., from 1996 to 2006

•	Chief Operating Officer of Radio & Records, Inc., from January 1994 to 1996

Ms. Farber has extensive experience in the radio industry and other communications industries, including television and publishing. Ms. Farber’s experience in the communications industry, including through her current position with the Radio Advertising Bureau, allows her to provide valuable advice and insight to the Company regarding its current operations and potential areas of expansion.

Ronald G. Garriques, age 49

•	Director of Arbitron since July 2011

•	Chief Executive Officer and Director of Gee Holdings LLC, a closely held company, from June 2011 to present

•	President, Communication Solutions Group of Dell Inc., a NASDAQ-listed technology company, from November 2010 to January 2011

•	President, Global Consumer Business Group of Dell Inc., a NASDAQ-listed technology company, from February 2007 to November 2010

•	Executive Vice President and President, Mobile Devices Business of Motorola, Inc., a New York Stock Exchange-listed telecommunications company, from January 2005 to February 2007

•	Executive Vice President and President of Personal Communications Sector (PCS) of Motorola, Inc, a New York Stock Exchange-listed telecommunications company, from September 2004 to January 2005

•

Senior Vice President and General Manager, Personal Communications Sector (PCS), EMEA and South Asia of Motorola, Inc., a New York Stock Exchange-listed telecommunications company, from September 2002 to September 2004

•

Corporate Vice President and General Manager of Worldwide Product Line Management PCS of Motorola Inc., a New York Stock Exchange-listed telecommunications company, from February 2001 to September 2002

•	Corporate Vice President and General Manager of Goal Oriented Product Line PCS of Motorola, Inc., a New York Stock Exchange-listed telecommunications company, from September 2000 to February 2001

•	Vice President and General Manager of the Program Management Organization of Motorola, Inc., a New York Stock Exchange-listed telecommunications company, from April 2000 to September 2000

•	Vice President and General Manager of the Performance Category of Motorola, Inc., a New York Stock Exchange-listed telecommunications company, from December 1998 to April 2000

•	Management positions with AT&T Network Systems, Bell Labs, Lucent Technologies, and Phillips Consumer Communications, from 1987 to December 1998

Mr. Garriques has extensive experience in the technology and telecommunications industries. Mr. Garriques’ experience in those industries enables him to provide us with valuable advice regarding ways to utilize and market technology for our measurement services as well as provide ideas for growth opportunities.

Philip Guarascio, age 71

•	Director of Arbitron since March 2001; Chairman of the Board since May 2009

•	Chairman and Chief Executive Officer of PG Ventures LLC, a marketing consulting firm, since May 2000

•	Vice President, General Manager of General Motors Corporation’s North America Advertising and Corporate Marketing, from July 1994 to May 2000

•

A director of Papa John’s International Inc., a NASDAQ-listed company and the third-largest pizza company in America; director of Aerva, a private digital to text company; director of AdSpace Networks, Inc., a private Internet company that provides advertising space for a variety of advertising venues; an advisor to VPG Autos, a specialty vehicle company producing vehicles for wheelchair users

•	Formerly a director of AVP, Inc., a lifestyle sports entertainment company focused on the production, marketing, and distribution of professional beach volleyball events worldwide

Mr. Guarascio has extensive experience in the advertising and marketing industries, including as a senior executive with General Motors Corporation. Mr. Guarascio’s advertising, marketing, and strategic expertise allow him to provide valuable insight on matters important to our customers and other users of our services as well as strategic plans relating to our business.

William T. Kerr, age 71

•	Director of Arbitron since May 2007

•	President and Chief Executive Officer of Arbitron, from January 2010 to January 2013

•

Chairman and Chief Executive Officer of Meredith Corporation, a New York Stock Exchange listed diversified media company that publishes magazines and special interest publications and also owns and operates local television stations, from January 1996 until June 2006; Chairman of the Board of Directors of Meredith Corporation from January 1996 to February 2010; and a member of the Meredith Corporation Board of Directors, from 1994 to March 2010

•	President and Chief Operating Officer of Meredith Corporation, from 1994 to 1996; President, Magazine Group and Executive Vice President of Meredith, from 1991 to 1994

•	President, Magazine Group and Vice President of the New York Times Company, a media company, from 1984 to 1991

•

A member of the Boards of Directors of The Interpublic Group of Companies, Inc., a New York Stock Exchange-listed marketing communications and marketing services company, since November 2006; Whirlpool Corporation, a New York Stock Exchange listed appliance manufacturer, since June 2006; The Principal Financial Group, Inc., a New York Stock Exchange listed financial services company, from 2001 to February 2010; and a member of the Board of Penton Media, Inc., a private firm

Having served as the chairman, president and chief executive officer of Meredith Corporation, Mr. Kerr has a wealth of executive management experience leading a publicly-traded media company. Mr. Kerr also has extensive experience serving as a director of the boards of large public companies. His executive leadership experience, his experience as a director, as well as his familiarity with our Company makes him particularly well-suited to be a member of the Board of Directors.

Larry E. Kittelberger, age 64

•	Director of Arbitron since March 2001

•	Senior Vice President, Technology and Operations of Honeywell International, Inc., a New York Stock Exchange-listed diversified technology and manufacturing company, from September 2006 to April 2010

•	Senior Vice President, Administration, and Chief Information Officer of Honeywell International, Inc., from August 2001 to September 2006

•	Senior Vice President and Chief Information Officer of Lucent Technologies Inc., a systems, services and software company, from December 1999 to August 2001

•	Senior Vice President and Chief Information Officer of Allied Signal, Inc., an advanced technology and manufacturing firm, from 1995 to December 1999

•

Until its acquisition by affiliates of Texas Pacific Group on December 19, 2006, a director of Aleris International, Inc. (formerly Commonwealth Industries, Inc.), a publicly-traded recycler of aluminum and zinc and manufacturer of aluminum sheet

Mr. Kittelberger has a history of demonstrated leadership as a senior executive of technology and manufacturing companies. His significant experience with technology companies is particularly valuable for us as he can provide strategic input on developing, enhancing, and exploiting our technologies.

Luis G. Nogales, age 69

•	Director of Arbitron since March 2001

•	Managing Partner, Nogales Investors LLC, a private equity investment firm, since 1989

•	Chairman and Chief Executive Officer of Embarcadero Media, Inc., a private company that owned and operated radio stations throughout California and Oregon, from 1992 to 1997

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A director of KB Home, a New York Stock exchange listed company that is one of America’s largest homebuilders; a director and member of the audit committee of Edison International, a New York Stock Exchange-listed international electric power generator, distributor and structured finance provider and a director and member of the audit committee of Southern California Edison, a subsidiary of Edison International

Mr. Nogales has an extensive background in the media and broadcasting sector. Mr. Nogales provides a unique perspective as a private equity investor who intimately understands the concerns of stockholders as well as from his experience as a director of other public companies.

Richard A. Post, age 54

•	Director of Arbitron since March 2001

•	Since April 2006, a private investor

•	Managing Member of PL Management LLC, from October 2008 to December 2010

•	President and Chief Executive Officer of Autobytel Inc., a NASDAQ-listed Internet automotive marketing services company, from April 2005 to March 2006

•	Private investor, from January 2003 to April 2005

•	Managing Partner of LoneTree Capital Partners, a venture capital firm, from July 2000 to December 2002

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Executive Vice President and Chief Financial Officer of MediaOne Group, Inc., a broadband and wireless communications company, and President of MediaOne Capital Corp., a subsidiary of MediaOne Group, Inc., from June 1998 to July 2000

•	Chief Financial Officer of U S WEST Media, a communications company, from December 1996 to June 1998

•	President, Corporate Development of U S WEST, Inc., from June 1996 to December 1996

•	Vice President, Corporate Development of U S WEST Media, from January 1996 to June 1996

•	President, U S WEST Capital Assets, from July 1993 to June 1998

•	A director of Autobytel Inc., from 1999 to June 2006

•

A director of Financial Security Assurance Holdings Ltd., a New York Stock Exchange-listed company that provides financial guaranty insurance on asset-backed and municipal obligations, from 1993 to June 2000

Mr. Post has extensive experience in the finance and corporate development areas, including as a chief financial officer as well as the chief executive officer of a publicly-traded company. This experience allows Mr. Post to provide guidance and counsel in his role as chairman of our audit committee and in our strategic planning activities.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

Executive Sessions of Nonmanagement Directors

Consistent with the New York Stock Exchange listing standards, our corporate governance policies and guidelines provide that, in order to promote open discussion among nonmanagement directors, the Board will devote a portion of each regularly scheduled Board meeting to executive sessions without management participation. Our corporate governance policies and guidelines provide that if the group of nonmanagement directors includes directors who are not independent, as defined in the New York Stock Exchange listing standards, it is the Company’s policy that at least one such executive session convened per year shall include only independent directors.

Communicating with the Board of Directors

Interested third parties may communicate with the Board of Directors by e-mailing correspondence directly to our Chair of the Board of Directors at nonmanagementdirectors@arbitron.com. Our Chair will decide what action should be taken with respect to any such communication, including whether such communication will be reported to the Board of Directors.

Meetings of the Board of Directors

The Board of Directors held 14 meetings in 2012, including meetings by telephone conference, and acted by unanimous written consent once in 2012. Each director attended at least 75% of the meetings of the Board of Directors and applicable committees on which they served during the period that they served on the Board of Directors or such committees. In addition, pursuant to our corporate governance policies and guidelines, directors are expected to attend the annual meetings of stockholders. Last year, all of our then current directors attended the annual meeting of stockholders.

Committees of the Board of Directors

The Board of Directors has established five standing committees to consider designated matters: (i) Audit; (ii) Compensation and Human Resources; (iii) Executive; (iv) Nominating and Corporate Governance; and (v) Technology Strategy.

During 2012, the following personnel changes were made to the committees:

•	Mr. Devonshire was added to the Executive Committee on October 2, 2012;

•	Mr. Creamer was added to the Executive Committee on December 17, 2012 and Mr. Kerr was removed; and

•	Mr. Devonshire was removed from the Executive Committee on December 17, 2012 and Mr. Dimling was added.

All committees, with the exception of the Executive Committee and Technology Strategy Committee, are comprised solely of independent directors, as defined in the New York Stock Exchange listing standards and as affirmatively determined by our Board of Directors. The Board annually selects, from its members, the members and chairperson of each committee. The following table sets forth the number of Board and committee meetings (including teleconference meetings) held in 2012, the current members of each committee, and the chairman of each committee:

Director	Board	Audit	Compensation and Human Resources	Executive*	Nominating and Corporate Governance	Technology Strategy
Philip Guarascio	Chair			Chair	Chair
Shellye L. Archambeau	X	X				X
Sean R. Creamer	X			X
David W. Devonshire	X	X				X
John A. Dimling	X		X	X		X
Erica Farber	X				X
Ronald G. Garriques	X		X			X
William T. Kerr	X					X
Larry E. Kittelberger	X		Chair			Chair
Luis G. Nogales	X		X		X
Richard A. Post	X	Chair		X	X
Meetings Held in 2012	14	13	10	36	4	3
Action by Unanimous Written Consent	1	2	1	—	—	—

*	See the paragraph above for the membership changes to the Executive Committee in 2012.

Executive Committee

The Executive Committee acts on matters that arise between Board meetings and require immediate action. All actions taken by this committee are reported to, and ratified by, the Board of Directors at its next regularly scheduled meeting. The Executive Committee considered matters relating to the pending transaction with Nielsen.

Audit Committee

As required by the charter of the Audit Committee, our corporate governance guidelines, and the New York Stock Exchange listing standards, all members of the Audit Committee qualify as independent directors within the meaning of the New York Stock Exchange listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are financially literate within the meaning of the New York Stock Exchange listing standards, and meet the experience and financial expertise requirements of the New York Stock Exchange listing standards. The Board of Directors has determined that Mr. Post is an “audit committee financial expert” as defined by the rules and regulations of the SEC. The principal purposes of the Audit Committee are to:

•	possess sole authority regarding the selection, compensation and retention of Arbitron’s registered independent public accounting firm;

•	assist the Board of Directors in the oversight of:

•	the integrity of Arbitron’s financial statements;

•	Arbitron’s compliance with legal and regulatory requirements; and

•	the qualification and independence of Arbitron’s registered independent public accounting firm;

•	oversee the performance of Arbitron’s internal audit function and registered independent public accounting firm; and

•	prepare an audit committee report as required by the Securities and Exchange Commission to be included in the annual proxy statement.

The Audit Committee operates under a written Charter adopted by the Board of Directors. However, it is the responsibility of management and the independent registered public accounting firm to plan and conduct audits and determine that the Company’s financial statements and disclosures are presented fairly in all material respects in accordance with generally accepted accounting principles. A copy of the amended and restated written charter for the Audit Committee is available on our Web site at www.arbitron.com and is available in print, free of charge, to any stockholder who requests it. You may obtain such a print copy by contacting the Treasury Manager at Arbitron Inc., 9705 Patuxent Woods Drive, Columbia, Maryland 21046.

Compensation and Human Resources Committee

Each member of the Compensation and Human Resources Committee qualifies as an independent director under the New York Stock Exchange listing standards. The principal responsibilities of the Compensation and Human Resources Committee are to:

•

review and approve Arbitron’s corporate goals and objectives with respect to the compensation of the Board, Chief Executive Officer, and other executive officers, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the appropriate level and structure of the Chief Executive Officer’s compensation based on this evaluation;

•	determine and approve non-CEO executive compensation and incentive and equity-based compensation plans;

•	produce a compensation committee report for inclusion in the Company’s annual meeting proxy statement as required by the Securities and Exchange Commission;

•

review and approve for inclusion in the Company’s annual meeting proxy statement or Annual Report on Form 10-K, as the case may be, the “Compensation Discussion and Analysis” section relating to executive compensation as required by the Securities and Exchange Commission;

•	review and approve non-employee director compensation; and

•	assist the Board in management development and succession planning.

The Compensation and Human Resources Committee has retained the firm of Frederic W. Cook & Co., Inc. as its compensation consultant to assist in the continual development and evaluation of compensation policies and the Compensation and Human Resources Committee’s determinations of compensation awards. The role of Frederic W. Cook & Co., Inc. is to provide independent, third-party advice and expertise on executive and non-employee director compensation issues, including providing assistance with respect to CEO compensation and the terms and conditions of our promotion and retention agreement with Mr. Creamer, and updates on executive compensation trends and regulatory developments, as described in the “Compensation Discussion and Analysis” section below. Frederic W. Cook & Co., Inc. maintains no other direct or indirect relationship with the Company.

The Compensation and Human Resources Committee has determined that the work of Frederic W. Cook & Co. did not raise any conflicts of interest in 2012. In making this assessment, the Compensation Committee considered the independence factors enumerated in new Rule 10C-1(b) under the Securities Exchange Act of 1934, including the fact that Frederic W. Cook& Co. does not provide any other services to the Corporation, the level of fees received from the Corporation as a percentage of Frederic W. Cook & Co.‘s total revenue, policies and procedures employed by Frederic W. Cook & Co. to prevent conflicts of interest, and whether the individual Frederic W. Cook & Co. advisers to the Compensation and Human Resources Committee own any stock of the Company or have any business or personal relationships with members of the Compensation and Human Resources Committee or our executive officers.

During 2012, the Compensation and Human Resources Committee delegated authority to the CEO under the Company’s 2008 Equity Compensation Plan to make incentive awards to non-executive employees of the Com-

pany in an aggregate amount not to exceed $2,500,000 annually and not more than $250,000 per participant per calendar year.

The Board of Directors has adopted an amended and restated written charter for the Compensation and Human Resources Committee, a copy of which is available on our Web site at www.arbitron.com and is available in print, free of charge, to any stockholder who requests it. You can obtain such a print copy by contacting the Treasury Manager at Arbitron Inc., 9705 Patuxent Woods Drive, Columbia, Maryland 21046.

Nominating and Corporate Governance Committee

Each member of the Nominating and Corporate Governance Committee qualifies as an “independent” director under the New York Stock Exchange listing standards. The principal purposes of the Nominating and Corporate Governance Committee are to:

•	identify, in accordance with policies and procedures adopted by the Nominating and Corporate Governance Committee from time to time, individuals who are qualified to serve as directors;

•

recommend such individuals to the Board of Directors, either to fill vacancies that occur on the Board of Directors from time to time or in connection with the selection of director nominees for each annual meeting of stockholders;

•

develop, recommend, implement and monitor a set of corporate governance guidelines, a code of business conduct and ethics, and a code of ethics for senior financial officers adopted by the Board of Directors;

•	oversee the evaluation of the Board of Directors and management; and

•	ensure that Arbitron is in compliance with all New York Stock Exchange listing requirements.

The Nominating and Corporate Governance Committee has approved, and the Board of Directors has adopted, policies and procedures to be used for considering potential director candidates to continue to ensure that our Board of Directors consists of a diversified group of qualified individuals who function effectively as a group. These policies and procedures provide that qualifications and credentials for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Directors. However, at a minimum, candidates for director must possess: (1) strength of character; (2) an ability to exercise independent thought, practical wisdom and mature judgment; (3) an ability to make independent analytical inquiries; (4) a willingness and ability to devote adequate time and resources to diligently perform Board of Director duties; and (5) a reputation, both personal and professional, consistent with the image and reputation of Arbitron.

In addition to the aforementioned minimum qualifications, the Nominating and Corporate Governance Committee also believes that there are other factors that, while not prerequisites for nomination, should be taken into account when considering whether to recommend a particular person. These factors include: (1) whether the person possesses specific media and marketing expertise and familiarity with general issues affecting Arbitron’s business; (2) whether the person’s nomination and election would enable the Board of Directors to have a member that qualifies as an “audit committee financial expert” as such term is defined by the Securities and Exchange Commission; (3) whether the person would qualify as an “independent” director under the New York Stock Exchange listing standards and the Company’s corporate governance policies and guidelines; (4) the importance of continuity of the existing composition of the Board of Directors; and (5) the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise. The Nominating and Corporate Governance Committee annually reviews and assesses the adequacy of the Company’s policy regarding qualification and nomination of director candidates.

Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The Nominating and Corporate Governance Committee seeks to identify director candidates based on input provided by a number of sources, including (i) Nominating and Corporate Governance Committee members, (ii) other directors of the Company, and (iii) stockholders of the Company. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisers or search firms to assist in the identification of qualified director candidates.

As part of the identification process, the Nominating and Corporate Governance Committee takes into account the number of expected director vacancies and whether existing directors have indicated a willingness to continue to serve as directors if renominated. Once a director candidate has been identified, the Nominating and Corporate Governance Committee then evaluates this candidate in light of his or her qualifications and credentials, and any additional factors that it deems necessary or appropriate. Existing directors who are being considered for renomination will be reevaluated as part of the Nominating and Corporate Governance Committee’s process of recommending director candidates.

The Nominating and Corporate Governance Committee considers candidates recommended by stockholders in the same manner as all other director candidates. Stockholders who wish to suggest qualified candidates must comply with the advance notice provisions and other requirements of Article II, Section 13 of our bylaws. These notice provisions require that recommendations for directors must be received not less than 90 days nor more than 120 days prior to the date of the annual meeting of stockholders for the preceding year. The notice must follow the guidelines set forth in this proxy statement under the heading, “Other Matters — Director Nominations.”

After completing the identification and evaluation process described above, the Nominating and Corporate Governance Committee recommends to the Board of Directors the nomination of a number of candidates equal to the number of director vacancies that will exist at the annual meeting of stockholders. The Board of Directors then selects director nominees for stockholders to consider and vote upon at the stockholders’ meeting.

The Board of Directors has adopted an amended and restated written charter for the Nominating and Corporate Governance Committee, a copy of which is available on our Web site at www.arbitron.com and is available in print, free of charge, to any stockholder who requests it. You can obtain a copy in print by contacting the Treasury Manager at Arbitron Inc., 9705 Patuxent Woods Drive, Columbia, Maryland 21046.

Technology Strategy Committee

The principal purposes of the Technology Strategy Committee are to:

•	review risks, opportunities and priorities as they pertain to Arbitron’s existing technology and strategies for the future;

•	assess the Company’s capabilities to execute against its agreed priorities; and

•	make recommendations, as appropriate, to the Chief Executive Officer and the Board of Directors.

2012 Director Compensation

The table below provides information concerning the compensation of our directors for the most recently completed fiscal year. Except as noted below, all of our directors are paid at the same rate. The differences among directors in the table below are a function of additional compensation for chairing a committee, varying numbers of meetings attended and corresponding payments of meeting fees, and the form in which each director elects to receive retainer and meeting fees.

Each director who is not also an employee of Arbitron or its subsidiaries is entitled to receive an annual board retainer fee of $30,000, which is paid in quarterly installments. In addition, our compensation program for non-employee directors provided for the following additional annual cash retainers in 2012:

Non-Executive Chairman of the Board	$95,000
Audit Committee Chair	$20,000
Technology Strategy Committee Chair	$20,000
Compensation and Human Resources Committee Chair	$15,000
Nominating and Corporate Governance Committee Chair	$15,000

For each Board meeting attended, in person or by telephone, participating non-employee directors receive $1,500. For each committee meeting attended in person, participating non-employee directors receive $1,500 and for each committee meeting attended by telephone, participating non-employee directors receive $750.

Effective January 1, 2012, we made changes to director compensation. Each newly elected non-employee director will receive a one-time grant of 4,500 deferred stock units, which deferred stock units will vest in three equal annual installments of 1,500 deferred stock units beginning on the first anniversary of the date of grant and will be payable within 30 days after the director’s termination of service as a director. Beginning with the annual meeting after initial election to the Board, each continuing non-employee director will receive, at his or her election, either (a) a grant of deferred stock units with a grant date fair value of $100,000, which will vest in full on the first anniversary from the date of grant and may be deferred until 30 days after: (1) the first anniversary of the vesting date; (2) the third anniversary of the vesting date; (3) the fifth anniversary of the vesting date; or (4) the director’s termination of service as a director of the Company; or (b) a grant of restricted stock units with a grant date fair value of $100,000, which will vest on the first anniversary of the date of grant.

All cash retainer fees and meeting fees payable to non-employee directors may be paid, at the election of each director, in the form of deferred stock units or stock, in lieu of cash. The deferred stock units vest immediately. Directors may elect to defer the receipt of shares of common stock from these deferred stock units until 30 days after (1) the first anniversary of the vesting date; (2) the third anniversary of the vesting date; (3) the fifth anniversary of the vesting date; or (4) the director’s termination of service as a director of the Company.

The amounts set forth in the table below for each director in the column “Fees Earned or Paid in Cash” represent the cash payment of annual retainers and fees or, if the director elected to receive equity-based compensation in lieu of all or a portion of such retainers and fees, the amount of cash the director would have received if the director had not elected to receive such equity-based compensation. We report in the column “Stock Awards,” the grant date fair value of the initial or annual grant of DSUs as described above.

A director who elects to receive DSUs in lieu of cash receives a number of units based on a calculation approved by the Compensation and Human Resources Committee. The formula for determining the number of DSUs is to divide 100% of the cash fees earned in the quarter by the closing price of Arbitron common stock on the date of the grant, which is the last trading day of the quarter.

It is also the philosophy of the Company that directors should have a meaningful equity ownership in the Company. In 2004, the Board established stock ownership guidelines covering directors and the Board reviewed and revised these guidelines during 2011 to require each director to own shares with a value of five times the annual board retainer. These guidelines are expected to be achieved over five years from joining the Board and include all owned shares, as well as DSUs credited to directors. However, outstanding and unexercised stock options are not counted toward the stock ownership guidelines. As of April 1, 2013, all directors who have been a director more than five years met the stock ownership guidelines.

2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Deferred Stock Unit Awards ($)(2)	Restricted Stock Unit Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Shellye L. Archambeau(4)	68,250	—	99,997	3,826	172,073
David W. Devonshire(4)	93,750	99,997	—	3,248	196,995
John A. Dimling(4)	66,000	99,997	—	5,399	171,396
Erica Farber(4)	54,000	99,997	—	3,676	157,673
Ronald G. Garriques(4)	65,250	—	99,997	1,818	167,065
Philip Guarascio(4)	197,750	99,997	—	5,326	303,073
Larry E. Kittelberger(4)	101,000	99,997	—	11,832	212,830
Luis G. Nogales(4)	67,500	99,997	—	6,437	173,934
Richard A. Post(4)	120,500	99,997	—	7,952	228,449

(1)	We report in this column the cash value of board retainer fees, committee chair fees, and board and committee meeting fees earned by each director in 2012. Pursuant to the terms of our Non-employee Director Incentive Program described above, during 2012 each director could elect to receive cash, stock, or DSUs in lieu of annual cash retainers and fees, or a combination of cash, stock, and DSUs. For 2012, Ms. Archambeau, Mr. Devonshire, Ms. Farber, Mr. Garriques, Mr. Guarascio, and Mr. Nogales received all retainers and fees in cash. Mr. Dimling elected to receive 386 shares of common stock with an aggregate fair market value of $15,000 in lieu of board retainer fees, $15,000 in cash for board retainer fees, 440 shares of common stock with an aggregate fair market value of $18,000 in lieu of board and committee meeting fees, and $18,000 in cash for board and committee meeting fees. Mr. Kittelberger elected to receive 776 DSUs with an aggregate fair market value of $30,000 in lieu of board retainer fees, 906 DSUs with an aggregate fair market value of $35,000 in lieu of committee chair fees, and 876 DSUs with an aggregate fair market value of $36,000 in lieu of board and committee meeting fees. Mr. Post elected to receive 776 DSUs with an aggregate fair market value of $30,000 in lieu of board retainer fees, 517 DSUs with an aggregate fair market value of $20,000 in lieu of committee chair fees and $70,500 in cash for board and committee meeting fees.

(2)	Pursuant to the terms of our Non-employee Director Compensation Program, each newly elected non-employee director will receive a one-time grant of 4,500 deferred stock units, which deferred stock units will vest in three equal installments of 1,500 deferred stock units over a three-year period and will be payable no sooner than 30 days following the director’s termination of service as a director of the Company. On May 22, 2012, each continuing director received an annual grant of restricted stock units or deferred stock units, depending on the each director’s election, with a grant date fair value of $100,000, which will vest in one installment on the first anniversary of the grant date. The deferred stock units will be payable as elected by the director either on the: (1) one year anniversary of the vesting date; (2) three year anniversary of the vesting date; (3) five year anniversary of the vesting date; or (4) date the director is no longer a director of the Company. We report in this column the dollar amount with respect to 2012 based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(3)	Amounts reported in this column represent dividend equivalent units received in respect of DSUs held by each person who served as a director during 2012. In 2012, Ms. Archambeau received approximately 105 dividend equivalent units, Mr. Devonshire received approximately 89 dividend equivalent units, Mr. Dimling received approximately 148 dividend equivalent units, Ms. Farber received approximately 101 dividend equivalent units, Mr. Garriques received approximately 50 dividend equivalent units, Mr. Guarascio received approximately 146 dividend equivalent units, Mr. Kittelberger received approximately 324 dividend equivalent units, Mr. Nogales received approximately 176 dividend equivalent units, and Mr. Post received approximately 218 dividend equivalent units.

(4)	This disclosure is additional information and not included in the table above. As of December 31, 2012, the aggregate number of DSUs (including dividend equivalents) held by each person who served as an independent director during 2012 was as follows: Ms. Archambeau — 12,642, Mr. Devonshire — 8,883, Mr. Dimling — 14,297, Ms. Farber — 9,961, Mr. Garriques – 4,575 Mr. Guarascio — 14,114, Mr. Kittelberger — 32,108, Mr. Nogales — 16,910, and Mr. Post — 21,503. We provide complete beneficial ownership information of Arbitron stock for each of our directors in this proxy statement under the heading, “Stock Ownership Information — Stock Ownership of Arbitron’s Directors and Executive Officers.”

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

Information concerning the persons who currently serve as our executive officers is provided below. Each of the named persons has been elected to the office indicated opposite the person’s name. The executive officers serve at the discretion of the Board of Directors. Officers generally are elected at the meeting of the Board of Directors held immediately following the annual meeting of stockholders. The Board of Directors may elect additional executive officers from time to time.

Sean R. Creamer, age 48, President and Chief Executive Officer since January 2013

•	Executive Vice President, Chief Operating Officer, from August 2011 to January 2013; also Chief Financial Officer, from May 2012 to August 2012

•	Executive Vice President, U.S. Media Services, from February 2011 to August 2011

•	Executive Vice President, U.S. Media Services and Chief Financial Officer, from April 2010 to February 2011

•	Executive Vice President of Finance and Planning and Chief Financial Officer, from November 2005 to April 2010

•	Executive Vice President, Finance, from September 2005 to November 2005

•

Senior Vice President and Chief Financial Officer of Laureate Education, Inc. (formerly Sylvan Learning Systems, Inc.), a then NASDAQ-listed company focused on providing higher education through a global network of accredited campus-based and online universities, from April 2001 to September 2005

Debra Delman, age 55, Executive Vice President, Finance and Chief Financial Officer since August 2012

•	Senior Vice President, Chief Strategy Officer, National Public Radio, Inc., from June 2012 to August 2012

•	Senior Vice President, Strategic Operations and Finance, National Public Radio, Inc., from June 2009 to June 2012

•	Senior Vice President and Chief Financial Officer, Discovery Networks International, Discovery Communications, Inc., from January 2005 to June 2009

•	Corporate Vice President, Finance, Hearst-Argyle Television, Inc., The Hearst Corporation, from September 2001 to December 2004

Timothy T. Smith, age 49, Executive Vice President, Business Development and Strategy, Chief Legal Officer, and Secretary since June 2010

•	Executive Vice President and Chief Legal Officer, Legal and Business Affairs and Secretary, from August 2006 to June 2010

•	Senior Vice President, General Counsel and Corporate Secretary of Manugistics, Inc., a NASDAQ-listed software company, from January 2000 to July 2006

Manish Bhatia, age 47, Executive Vice President, New Product Innovation, since August 2012

•	President and Chief Executive Officer, Symphony Advanced Media, a Silicon Valley based startup serving advertisers with cross media insights, from September 2010 to August 2012

•	President, Advanced TV Services, The Nielsen Company, from January 2009 to July 2010

•	President, Global Services and US Sales, Nielsen Online, The Nielsen Company, from June 2007 to December 2008

•	Executive Vice President, Global Operations and US Sales, Net Ratings, Inc., from October 2005 to June 2007

Carol Hanley, age 46, Executive Vice President, Chief Sales and Marketing Officer since June 2010

•	Senior Vice President and Chief Sales Officer, U.S. Media Services, from September 2009 to June 2010

•	Senior Vice President, Sales, U.S. Media Services, from September 2004 to September 2009

V. Scott Henry, age 51, Executive Vice President, Technology Solutions and Chief Information Officer since June 2010

•	Executive Vice President, Chief Information Officer, from February 2005 to June 2010

•	Regional Vice President of Delivery Operations of E5 Systems, a privately held IT services company, from July 2003 to January 2005

•	Chief Customer Officer of Vitria Technology, Inc., a NASDAQ-listed provider of business process integration solutions, from October 2001 to April 2003

Marilou Legge, age 59, Executive Vice President, Organization Effectiveness and Corporate Communications since June 2010

•	Chief Talent Officer and Senior Vice President, Organization Effectiveness, from June 2009 to June 2010

•	Senior Vice President, Organization Effectiveness, from December 2006 to June 2010

•	Vice President, Talent Acquisition and Development, from December 2000 to December 2006

Gregg Lindner, age 56, Executive Vice President, Service Innovation and Chief Research Officer since January 2011

•	Executive Vice President of Scarborough Research, from June 1999 to January 2011

Steven M. Smith, 52, Executive Vice President, Survey Operations since August 2008

•	Senior Pilot/Pilot Instructor for Executive Express Aviation, a privately held company, from January 2007 to August 2008

•	Chief Operating Officer for Flexi-Mat Corp., a privately held producer, importer and marketer of pet beds, from June 2006 to January 2007

•	Executive Vice President, North American Operations for Information Resources, Inc., a privately held provider of market information solutions and services, from April 2002 to June 2006

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section describes the compensation programs for all of the persons who served as our principal executive officer or principal financial officer during 2012 and our three most highly compensated executive officers employed at the end of fiscal 2012 other than those persons, all of whom we refer to collectively as our named executive officers, or NEOs. Our named executive officers for fiscal year 2012 are:

Current Executive Officers

•	Sean R. Creamer, since January 1, 2013 our President and Chief Executive Officer; during 2012 our Chief Operating Officer and, from May 2012 until August 2012, our Chief Financial Officer;

•	Debra Delman, Executive Vice President, Finance and Chief Financial Officer;

•	Timothy T. Smith, Executive Vice President, Business Development and Strategy, Chief Legal Officer and Secretary;

•	V. Scott Henry, Executive Vice President, Technology Solutions, Chief Information Officer; and

•	Carol Hanley, Executive Vice President, Chief Sales and Marketing Officer.

Former Executive Officers

•	William T. Kerr, President and Chief Executive Officer until January 1, 2013; and

•	Richard J. Surratt, Executive Vice President, Finance and Chief Financial Officer until May 11, 2012.

Executive Summary

We design our compensation programs to: (1) support our corporate strategies and business plans by clearly communicating the level of performance we expect from our executives in terms of goals and results and by rewarding achievement against those goals; (2) facilitate our recruitment and retention of the best-qualified executive talent; and, (3) align our named executive officers’ interests with those of our long-term stockholders by rewarding performance that meets or exceeds performance goals the Compensation and Human Resources Committee (referred to as the “Committee” in the remainder of this section) establishes with the objective of increasing stockholder value, while mitigating the incentive for excessive risk taking. Consistent with our pay for performance philosophy, the total compensation received by our named executive officers will vary from year to year based on overall corporate performance measured against annual and long-term performance goals. Our named executive officers’ total direct compensation is comprised of a mix of base salary, annual incentive compensation, long-term incentive awards, and other compensation as described below.

We design our annual and long-term incentive programs to support and promote our key strategic business objectives of strengthening our syndicated radio ratings business, maintaining a competitive position in our industry, and expanding our services to a broader range of customers.

2012 Performance

On December 17, 2012 we entered into an Agreement and Plan of Merger, by and among Nielsen Holdings N.V. (“Nielsen”), TNC Sub I Corporation and us, as amended, providing for the acquisition of Arbitron by Nielsen. If the merger is completed, each share of Arbitron common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by Arbitron, Nielsen, or TNC Sub I Corporation, and shares held by stockholders who are entitled to demand and properly demand their appraisal rights under Delaware law, will automatically be converted into the right to receive $48.00 in cash, which amount we refer to as the merger consideration, payable without any interest and less any required withholding taxes.

Creation of shareholder value as demonstrated by our overall 2012 financial performance was a key factor in the Committee’s compensation decisions for the year. Under the 2012 Non-Equity Incentive Plan the Committee emphasized diluted earnings per share as a key performance goal, weighting it at 70%. In February 2013, the

Company reported 2012 earnings per share (diluted) (“EPS”) of $2.11, computed in accordance with U.S. generally accepted accounting principles (“GAAP”). Such GAAP earnings were reduced by $5.2 million pre-tax, or approximately $0.18 per share (diluted), due to consulting, legal, and other expenses related to the pending acquisition of the Company by Nielsen, which we announced in December 2012. We refer to these consulting, legal and other expenses related to the pending acquisition as the “2012 Transaction Costs.” Excluding the 2012 Transaction Costs, earnings per share (diluted) for 2012 would have been $2.29, which exceeds adjusted 2011 earnings per share of $2.10, by approximately 9%. See Annex A to this proxy statement for a reconciliation of earnings per share (diluted), as reported under U.S. generally accepted accounting principles (“GAAP”), to adjusted earnings per share. Non-GAAP measures such as adjusted earnings per share should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP.

During 2012, we also exceeded goals established by the Committee regarding the quality and utility of our media ratings services. In our PPM ratings service, we achieved Media Rating Council, Inc. (“MRC”) accreditation of the data we produce in five markets in July 2012 and four additional markets in February 2013 (as a result of work during 2012) and demonstrated significant and sustained progress in several key metrics we utilize to evaluate and manage our PPM service, including our sample performance indicators. As a result, our PPM service is now MRC-accredited in 18 total markets, including six of the 10 largest U.S. radio markets. In our Diary ratings service, we also demonstrated sustained progress in key metrics, executed several quality initiatives on schedule and at or under budget, and maintained MRC accreditation of our Diary service in all markets.

As a result of the Committee’s assessment of performance against the EPS and service quality goals, annual bonus payments to our NEOs were above target for 2012. Additionally, certain of our NEOs received a 2010 Cash Performance Award, which was part of the 2010 LTI Plan and is more fully described below in “—Cash Performance Award.”

Our compensation programs for fiscal years 2012 and 2013 are built upon our solid compensation and governance framework and strong pay for performance philosophy, which are exemplified by the following:

•	We have significant stock ownership guidelines for executive officers and directors, which the Board increased in 2012 for executive officers.

•

An insider trading policy, which contains a “no-hedging” provision prohibiting covered persons (including our named executive officers) from hedging the economic interest in the Arbitron shares they hold.

•

Our employment and executive retention agreements do not provide for any executive to receive severance compensation based solely upon a change in control of the Company. Enhanced severance compensation may be payable to some of our named executive officers following a change of control only if the named executive officer is actually or constructively terminated during a limited window period following the change in control.

•

Since January 1, 2009, we have not entered into any new or materially amended agreements with our named executive officers providing for excise tax gross-up of payments contingent solely upon a change in control of the Company. In 2012 we amended retention agreements to expressly eliminate any such excise tax gross ups that were in agreements pre-dating January 1, 2009.

•	The amended and restated executive retention agreement for our CEO does not provide for any excise tax gross ups in the event of a change of control.

•

We have a clawback provision in our performance cash awards and newer executive retention agreements to allow the Board of Directors to recoup any excess incentive compensation paid to our named executive officers and other key members of our executive team if the financial results on which the awards were based are materially restated due to fraud or misconduct of the executive.

•	We provide only limited perquisites to our NEOs.

•	The Committee engages its own independent consultant, who does not provide any services to management.

•	We have a strong risk management program with specific responsibilities assigned to management, the Board, and the Board’s committees.

For more information regarding the recent changes to our corporate governance policies and practices, see “Corporate Governance — Key Corporate Governance Developments” above.

Components

We seek to achieve the objectives of our compensation program through the following five key compensation elements:

•	base salary;

•	annual performance-based, non-equity incentive plan payments;

•	annual grants of equity- and cash-based long-term incentive awards;

•	benefit programs (e.g., health and welfare and retirement); and

•	executive retention and, in the case of our former CEO only, employment agreements.

In making decisions with respect to any component of a NEO’s compensation, we consider the total compensation that may be awarded to the NEO, including the foregoing and any post-termination compensation. Our goal is to award total compensation that is reasonable when all elements of potential compensation are considered.

Setting 2012 Executive Compensation

When making decisions with respect to each component of compensation, the Committee considers the competitive market when recruiting new executives and also looks at the compensation of our CEO and the other NEOs relative to the compensation paid to similarly-situated executives at companies we consider to be our peers. However, we believe a comparison to peer group compensation information should be only one reference point for consideration, and not the determinative factor for setting our executives’ compensation. The purpose of the comparison is to augment, and not to supplant, the analyses of relative pay among our NEOs and individual performance we consider when making compensation decisions.

We refer to the current group of 17 comparable media, market-research, and information-based business services companies considered by the Committee in 2012, collectively, as our “Compensation Peer Group.” With the assistance of its compensation consultant, the Committee reviews the composition of the Compensation Peer Group periodically to ensure that such comparison companies are relevant and appropriate.

The Committee selected the Compensation Peer Group companies based primarily on the following criteria:

•	U.S.-based public companies in Global Industry Classification System (GICS) Industry Code 254010 (Media) with similar business economics and pay models to Arbitron;

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U.S.-based public companies in Global Industry Classification System (GICS) Group Code 2020 (Commercial and Professional Services) and 4510 (Software and Services) with market-research and information-services based business models;

•	Include market research, advertising, and marketing companies;

•	Exclude broadcasting, satellite radio, content, print publishing, movie and entertainment companies, and communication-service providers (e.g., broadband and telephone);

•	Company revenue or market capitalization of approximately one-third to three times Arbitron:

Our 2012 Compensation Peer Group consisted of the following companies:

ACXIOM Corporation	comScore, Inc.
CoStar Group, Inc.	Factset Research System, Inc
Fair Isaac Corporation	Forrester Research, Inc.
Gartner	Harris Interactive Inc.
Harte-Hanks, Inc.	IHS
Morningstar, Inc.	MCSI
National CineMedia	The Corporate Executive Board Company
Rentrak ValueClick	TiVo

The 2012 Compensation Peer Group consists of all 12 companies that were included in the prior year peer group. We added five additional companies that were identified during the screening process described above — IHS, MCSI, National CineMedia, Rentrak, and ValueClick. The Company’s revenue is between the 25th percentile and median of the Compensation Peer Group companies as of May 2012. The Company’s market capitalization approximated the median of the Compensation Peer Group companies as of May 2012.

Because comparative compensation information is just one of several analytic tools the Committee uses in setting executive compensation, the Committee has discretion in determining the nature and extent of its use. Moreover, given the limitations associated with comparative pay information for setting individual executive compensation, the Committee may elect to not use the comparative compensation information at all in the course of making individual compensation decisions. Other factors considered when making individual executive compensation decisions include the individual’s relevant experience, contribution and performance, reporting structure, relative pay among executives, impact on financial results, importance of role and responsibilities, leadership, professional growth potential, and, for new hires, compensation at the prior employer. The Committee makes all executive compensation decisions after input from the CEO (except with regard to his own compensation) and, in most cases, review with the Committee’s independent consultant.

Base Salary

Base salary is the foundation of our executive compensation program and is designed to compensate executives for services rendered during the year. Base salary is the only fixed element of our executives’ compensation, and it represents a portion of total target direct compensation, with the annual incentive and long-term incentive representing approximately 75% of target total direct compensation for Mr. Kerr, and approximately 50-70% of target total direct compensation for our other NEOs.

Base salaries reflect executive job responsibility, experience, value to the Company, and individual performance. During 2012, the minimum salary for Mr. Kerr was specified in his amended employment agreement. Ms. Delman’s minimum salary was determined as part of her recruitment and specified in her offer letter, dated July 26, 2012. Mr. Creamer’s salary was set when he was promoted to Chief Operating Officer in August, 2011 in consideration of the fact that he had assumed overall operational and financial responsibility for the company’s core businesses including product, operations, research, IT, engineering, sales and marketing. The Committee determines the salaries for our other NEOs based on the following:

•	the nature and responsibility of the position and, to the extent available, salaries for persons in comparable positions at comparable companies;

•	the expertise, performance, and expected future contribution of the individual executive;

•	the competitiveness of the market for the executive’s services; and

•	the recommendations of the CEO.

We periodically consider the base salary component relative to our Compensation Peer Group in an attempt to ensure it is competitive with the market for such executive talent. However, recruiting, retaining, and recognizing performance of specific executives may result in some variation from this market review since we compete for top executive talent with many larger companies not included in our Compensation Peer Group. Salaries are generally reviewed annually, but may be reviewed more frequently in the event of a promotion or significant change in job responsibility.

2012 Non-Equity Incentive Plan Compensation

Our compensation program provides for annual cash incentive awards based on Company performance, which may be adjusted downward by the Committee for individuals based on its negative discretion. Our objective is to compensate executives based on the achievement of specific corporate goals we believe will correlate closely with growth of long-term stockholder value.

Provided the Company’s return on invested capital for the 12 months ended December 31, 2012 exceeded 12% (i.e., the Company’s approximate weighted average cost of capital), the Committee has authority to make cash incentive awards to each NEO in an amount up to 200% of the NEO’s target award under the plan. The target award for Mr. Kerr specified in his amended employment agreement is equal to 100% of his 2012 base salary of $800,000. The target award established by the Committee for other executive officers ranged from 50-70% of 2012 base salary. In early 2013, the Committee determined the Company’s 2012 return on invested capital had exceeded 12% and, therefore, the Committee had discretion to make awards under the plan.

Once the threshold return on invested capital goal is satisfied the Committee may exercise its discretion in awarding cash payments linked to overall corporate financial targets and other goals established by the Committee early in the year. For 2012 the Committee established the following performance goals:

Performance Goal	Weight
Diluted earnings per share, as adjusted by the Committee to exclude the impact of extraordinary or non-recurring items	70%
Key service quality indicators in PPM and Diary services	30%

Total	100%

Awards under the plan can vary from 0% to 200% of the target amount, subject to minimum thresholds of performance and depending on the Committee’s assessment of performance against the goals. The Committee may eliminate or reduce the amount of any award under the plan.

If performance goals do not meet the “threshold” level of performance, the Committee does not award any compensation for the specific performance category; however, if performance goals are achieved at threshold levels, but not at target levels, the Committee has discretion to award non-equity incentive compensation in an amount between 50% of the target level and the target level, based on the Committee’s assessment of the value of the relevant performance. While the Committee exercises its discretion in each case, there is a presumption with respect to each individual goal that performance (i) at the threshold level will result in a performance factor of 0.5, (ii) at the target level will result in a performance factor of 1.0, and (iii) at the superior level will result in a performance factor of 2.0. For performance either between threshold and target or between target and superior, the Committee uses its discretion to assign a performance factor generally utilizing the guidelines set forth above.

We design our annual non-equity incentive plan to reward executives for achieving corporate goals and provide upside for exceeding such goals, as well as downside risk for failing to achieve such goals. Early in the fiscal year, the Committee, working with our CEO, our COO in 2012, and the Committee’s independent consultant, sets overall performance goals for the Company.

We selected the earnings per share financial target in order to motivate executives to achieve the Company’s overall financial objectives of profitable revenue growth through prudent deployment of the Company’s capital, promotion of growth of the business, and cost efficiencies. We emphasized earnings per share in order to focus executives’ attention on a financial measure that we believe aligns the interests of management with those of long-term stockholders and rewards management for creating value for such long-term stockholders. We also chose to focus 30% on service quality, given the importance of maintaining and enhancing our PPM and Diary services.

In evaluating awards under the plan, the Committee reviews performance against the goals utilizing a number of metrics and assigns a performance factor for each goal. If the Committee determines that actual performance for any goal fell below the threshold level, it assigns a performance factor of zero for that goal.

After determining a performance factor for each goal, the Committee multiplies the performance factor by the percentage weight it assigned to that goal for the year to determine an overall percentage assessment for corporate performance. This overall performance assessment is then applied to each executive’s non-equity incentive potential for the year.

Notwithstanding its overall assessments of corporate performance against the goals, the Committee may authorize an adjusted amount to the extent it determines appropriate and in the best interests of the Company and its stockholders based upon its evaluation of a combination of other quantitative and qualitative considerations, including individual executive performance, stock price, and achievement of fundamental organizational change, as determined by the Committee in exercise of its business judgment. See below for specific factors utilized by the Committee in exercising discretion.

The Committee also considered the recommendation of the CEO (for executive officers other than himself) in exercising its judgment. Following consideration of a variety of data regarding 2012 results, and following the guidelines set forth above, the Committee approved the following overall assessment of 2012 corporate performance, with intermediate amounts determined using straight-line interpolation:

Adjusted Earnings Per Share (weighted 70%)
Threshold	$2.10
Target	$2.20
Superior	$2.30

For fiscal 2012, the Company reported earnings per share (diluted) of $2.11. Excluding the 2012 Transaction Costs, earnings per share (diluted) for 2012 would have been $2.29. In light of the non-recurring, extraordinary nature and importance of the pending acquisition, the Committee determined it to be in the best interests of the Company and its stockholders to exclude the impact of the 2012 Transaction Costs in assessing performance under the Adjusted Earnings Per Share goal and determined that it was appropriate to use adjusted EPS of $2.29 in assessing performance under the 2012 Non-Equity Incentive Plan. Accordingly, the Committee assessed performance against the adjusted earnings per share goal at 90% between Target and Superior. As a result, the Committee assigned a performance factor of 1.9 for the Earnings Per Share goal.

Service Quality (weighted 30% in aggregate)

The Committee established an overall Service Quality goal for 2012, which it weighted 30% in the aggregate. Within the overall Service Quality goal, the Committee assigned (a) PPM Service Quality of 20% and (b) Diary Service Quality of 10%.

In our PPM ratings service, we achieved MRC accreditation of the data we produce in five markets in July 2012 and four additional markets in February 2013 (as a result of work during 2012) and demonstrated significant and sustained progress in several key metrics we utilize to evaluate and manage our PPM service, including our sample performance indicators. As a result, our PPM service is now MRC accredited in 18 total markets, including 6 of the 10 largest U.S. radio markets. The Committee also took note of the fact that we achieved these quality objectives while efficiently managing costs enabling positive financial results. As a result, the Committee assessed PPM Service Quality performance at 75% between Target and Superior and assigned a performance factor of 1.75.

In our Diary ratings service, we also demonstrated sustained progress in key metrics, executed several quality initiatives on schedule and at or under budget, and maintained MRC accreditation of our Diary service in all markets. The Committee noted that maintaining Diary service quality on time, on budget, and maintaining MRC accreditation status was the expected level of performance and objectively assessed this performance at the Target level and assigned a performance factor of 1.0.

These objective assessments of performance against the Service Quality goals yielded a percentage assessment of 45 as set forth in the table below, well in excess of the overall target of 30.0%.

Corporate Performance	Assessment	Performance Factor	X	Weight	Overall Assessment
EPS	Superior	1.9	x	70.0 =	133.0
Service Quality
(a) PPM	75% Between Target and Superior	1.75	x	20.0 =	35.0
(b) Diary	Target	1.0	x	10.0 =	10.0

Total				100%	178.0

In consideration of the foregoing assessments, the Committee approved an overall corporate assessment at 178% of target for the 2012 Non-Equity Incentive Plan. As a result of these determinations, the Company awarded 2012 non-equity incentive plan payments in the amounts set forth in the Summary Compensation Table. The Committee paid the named executive officers 178 percent of their target bonuses. Mr. Surratt’s was prorated as his employment terminated in June 2012.

2012 Transaction Bonus

The Committee used its discretion to provide special transaction bonuses due to extraordinary contributions to the pending transaction with Nielsen. The named executive officers and adjustment amounts are noted below and are set forth in the “Bonus” column of the Summary Compensation Table:

•	Sean R. Creamer — $77,000;
•	Debra Delman — $19,467;
•	Timothy T. Smith — $57,420; and
•	William T. Kerr — $76,000.

2013 Non-Equity Incentive Plan

On February 26, 2013, the Committee approved the Company’s 2013 non-equity incentive plan for executive officers, which would be payable in early 2014 (the “2013 Non-Equity Incentive Plan”).

Provided that the Company’s return on invested capital for the twelve months ending December 31, 2013 exceeds 12%, the Committee may make 2013 Non-Equity Incentive Plan cash awards to each executive officer in an amount between 0% and 200% of the executive officer’s target award under the 2013 Non-Equity Incentive Plan. The target 2013 Non-Equity Incentive Plan award for the Company’s President and Chief Executive Officer, Sean R. Creamer, is equal to 100% of his 2013 base salary of $580,000 under his offer letter regarding his promotion to President and Chief Executive Officer, effective as of January 1, 2013, and the target 2013 Non-Equity Incentive Plan award for other executive officers range from 50-60% of 2013 base salary.

If the threshold return on invested capital goal is satisfied, the Committee may exercise its discretion in awarding a cash payment that is linked to the Committee’s assessment of the Company’s financial performance (weighted 40%) and delivery of quality services to the Company’s customers (weighted 60%). Awards under the 2013 Non-Equity Incentive Plan can vary from 0% to 200% of the target amount, subject to minimum thresholds of performance and depending on the Committee’s assessment of performance against the goals. The Committee has negative discretion to eliminate or reduce the amount of any award under the 2013 Non-Equity Incentive Plan.

2012 Long-Term Incentive Plan

The long-term incentive program provides a periodic award (typically annual) that is based on competitive grant guidelines and adjusted for individual contributions. The objectives of this program are to align compensation for NEOs over a multiyear period with the interests of stockholders by motivating and rewarding creation and preservation of long-term stockholder value. The level of long-term incentive compensation for each NEO is determined based on an evaluation of competitive factors in conjunction with total compensation provided to NEOs and the other goals of the compensation program described above. The Committee meetings at which grants are determined are normally scheduled well in advance and are not scheduled with regard to announcements of material information regarding the Company.

On February 28, 2012, the Committee established the performance objectives and other terms of the Company’s 2012 Long-Term Incentive Plan (the “2012 LTI Plan”) for certain executive officers of the Company. The targeted opportunity for the Company’s participating executive officers, other than Mr. Kerr, is divided into two components: (i) non-qualified stock options (representing approximately 50% of the total opportunity) and (ii) performance-based restricted stock units (representing approximately 50% of the total opportunity). Of the executives other than Mr. Kerr who are participating in the 2012 LTI Plan, the target 2012 LTI Plan opportunity is within a range from 50% to 150% of 2012 base salary. For Mr. Kerr, the Committee approved an LTI Plan award equal to 250% of his 2012 base salary. For Mr. Kerr only, the 2012 LTI award is entirely in the form of performance-based deferred stock units that contain the same performance measure as the performance-based restricted stock units granted to the other executives, but which will be payable only upon his separation from service. The Committee also approved an additional award to Mr. Kerr of fully vested deferred stock units with a grant date fair value of $40,000 in lieu of an increase to his base compensation.

The two types of awards received by executives reward stockholder value creation in different ways. Stock options (which have exercise prices equal to the fair market value of the common stock on the date of grant) reward executives only if the stock price increases. The number of non-qualified stock options was based on the value of each option determined using the Company’s standard Black-Scholes valuation model. The exercise price of each stock option granted under the 2012 LTI Plan was equal to the closing price of the Company’s common stock on the grant date and stock option grants to named executive officers vest ratably over three years, beginning on the first anniversary of the date of grant and have a term of 10 years.

Performance-Based Restricted Stock contains a one year performance period and expires without vesting if the one-year performance goal is not satisfied by the first anniversary of the date of grant. If the performance goal is met, Performance-Based Restricted Stock Units granted to NEOs vest in equal annual installments over the first four anniversaries of the grant date, based on continued employment. The performance goal requires return on invested capital (as defined in the 2012 LTI Plan) to exceed 12%, which is an approximation of the Company’s weighted average cost of capital. The Committee selected this performance goal to ensure that the Company is creating value for stockholders. In February 2013, the Committee determined that, based on the Company’s audited consolidated financial statements, the performance goal was satisfied. Performance-Based Restricted stock is also impacted by all stock price changes and, therefore, the value to NEOs is affected by both increases and decreases in stock price. Except as provided in an Executive Retention Agreement or individual employment agreement, all unvested restricted stock units are forfeitable upon termination of employment prior to vesting. See “Potential Payments Upon Termination or Change in Control — Executive Retention Agreements” and “Potential Payments Upon Termination or Change in Control — Kerr Executive Employment Agreement” below for more information regarding these Executive Retention Agreements and Mr. Kerr’s Executive Employment Agreement. The restricted stock units do not provide voting or dividend rights until the units are vested and converted into common stock.

In determining long-term incentive grants, the Committee considers other components of compensation paid by the Company, any contractual requirements, individual performance, market data on total compensation packages, the retentive effect of long-term incentive grants, recommendations of the Committee’s compensation consultant regarding the value of long-term incentive grants at targeted companies within the Compensation Peer Group, total stockholder return, share usage and stockholder dilution and, except in the case of the award to the CEO, the recommendations of the CEO.

Performance Cash Awards

As part of the Company’s 2010 Long-Term Incentive Plan (the “2010 LTI Plan”), the target opportunity for the Company’s executive officers is divided into three components. One of the components was a performance cash award, which was 33% of the overall 2010 LTI Plan. The performance cash award was based on the Company’s achievement of the following cumulative earnings per share objectives over a three year performance period.

Performance Level	Cumulative Diluted EPS	Implied Compound Annual Growth Rate (CAGR) Diluted EPS	Payout % of Target
Superior	$5.73	16%	150%
Target	$5.33	12%	100%
Threshold	$4.94	8%	50%

The Company used the following in calculating Cumulative Diluted EPS:

•	2010: $1.64
•	2011: $2.10*
•	2012: $2.29**
•	Cumulative EPS 2010-2012: $6.03
•	CAGR: 18.8%

*2011 GAAP earnings were reduced by a $3.5 million pre-tax, non-cash impairment charge associated with the Company’s minority stake in a privately-held media research firm as well as a $3.3 million pre-tax operating loss for Arbitron Mobile Oy (previously known as Zokem Oy), which the Company acquired in July 2011. Excluding the impairment charge and operating losses from Arbitron Mobile, earnings per share (diluted) for fiscal year 2011 would have been $2.10, which is the EPS number used by the Compensation Committee in 2011.

**2012 GAAP earnings were reduced by $5.2 million pre-tax—which is $0.18 per share (diluted)—due to the 2012 Transaction Costs. Excluding the 2012 Transaction Costs, earnings per share (diluted) for fiscal year 2012 would have been $2.29.

The Compensation Committee assessed the performance under the 2010 Cash Performance Award, a component of the 2010 LTI Plan, at Superior, and paid at 150% of Target.

2013 Long-Term Incentiv e Plan

On February 26, 2013, the Committee established the performance objectives and other terms of the Company’s 2013 Long-Term Incentive Plan (the “2013 LTI Plan”) for certain executive officers of the Company. With the exception of Mr. Creamer, the target 2013 LTI Plan opportunity is within a range from 50% to 150% of 2013 base salary. The equity award will be in the form of restricted stock units, pursuant to the Company’s 2008 Equity Compensation Plan, and will vest quarterly over a four year period, assuming continued employment. In connection with Mr. Creamer’s assumption of the positions of President and Chief Executive Officer effective January 1, 2013, Arbitron granted to Mr. Creamer restricted stock units with a value equal to approximately 250% of his annual base salary, which vest quarterly over a three year period, assuming continued employment. This grant to Mr. Creamer is in lieu of a 2013 LTI Plan Grant.

The Committee considered the circumstances associated with the proposed merger when determining the form of awards to be granted under the 2013 LTI Plan. In particular, the Committee believed the Company’s stock would trade within a narrow band during 2013, reflecting the negotiated merger price. The Committee considered the form of award that would serve to retain the executives at least through the closing of the merger, and concluded that stock options would not be the most appropriate means for compensating the executives because the value of stock options is dependent on an increase in the stock price. Instead, the Committee determined that it was in the best interests of the Company to award the executives restricted stock units with quarterly vesting, which will provide full value equity-based compensation to the executives during the interim period until the proposed merger closes.

Benefits and Perquisites

Consistent with the Company’s philosophy, our NEOs are provided benefits and perquisites that are substantially the same as those offered to other employees of the Company, with the following limited exceptions. We offer to reimburse or pay executive officers for the cost of an annual physical examination. We also offer a supplemental long-term disability program for executives, which provides for an additional 10 percent coverage over that which eligible full-time employees receive.

Post-Termination Compensation

Retirement Plans

Ms. Hanley was employed by the Company and its predecessor from February 2, 1987 to May 8, 1998 and from January 2, 2001 to the present. As a result, Ms. Hanley is eligible to participate in a defined benefit pension plan, which has been closed to new participants since January 1, 1995. See “2012 Pension Benefits Table” below for a further explanation of the defined benefit pension plan. The amounts payable under such retirement plan to Ms. Hanley are determined by the plan’s benefit formula, which we describe in the section “2012 Pension Benefits Table” below. The amount of benefit is determined based upon the terms of the plan, the executive’s years of service with us, and the executive’s compensation.

We offer a qualified 401(k) Plan to provide our employees tax-advantaged savings vehicles. We make matching contributions to the 401(k) Plan to encourage employees to save money for their retirement. This plan and our contributions to it enhance the range of benefits we offer to executives, encourage retirement savings in a cost and tax-efficient way, and further our ability to attract and retain employees.

Under the terms of the 401(k) Plan, employees may defer at least 1% of their eligible earnings, and we make a matching contribution of 50% of before-tax employee contributions up to a maximum of 3% or 6% of eligible employee earnings. We may also make an additional discretionary matching contribution of 0% to 30% of before-tax employee contributions up to a maximum of 3% or 6% of eligible employee earnings (depending on the Company’s profitability). The 3% maximums referred to in the previous sentences relate to employees who are pension participants and the 6% maximums relate to employees who are not pension participants.

Our matching contributions to the 401(k) Plan for each NEO are set forth in the Summary Compensation Table below. See also “Summary of Cash and Certain Other Compensation and Other Payments to the NEOs  — 401(k) Plan.”

Potential Payments Upon Termination or Change in Control

See “Potential Payments Upon Termination or Change in Control” below for a discussion of potential payments to be made under each contract, agreement, plan or arrangement that provides for payments to a NEO at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a NEO, or our change in control or a change in the NEO’s responsibilities.

Retention and Employment Agreements

Executive Retention Agreements

In December 2012, we entered into Amended and Restated Executive Retention Agreements with members of our senior executive management, including each of Messrs. Creamer, Smith, and Henry, and Mss. Delman and Hanley to expressly eliminate any such excise tax gross ups that were in agreements pre-dating January 1, 2009. We entered into the Amended Executive Retention Agreements because we do not want our executives distracted by a rumored or actual change in control of the Company. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of stockholders. In addition, we believe it is important that our executives should react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe our Retention Agreements assist us in retaining our executive talent. The material terms of the Executive Retention Agreements are discussed in the section “Potential Payments Upon Termination or Change in Control — Executive Retention Agreements” below.

In connection with the commencement of his employment, Mr. Surratt entered into an Executive Retention Agreement with the Company effective February 6, 2011 (the “Retention Agreement”). Because he entered into a Separation Agreement and Release following the termination of his employment on June 8, 2012, Mr. Surratt was entitled to receive the following compensation under the terms of the Retention Agreement: (i) an amount equal to twelve times his monthly base salary multiplied by 1.55 ($620,000), payable in accordance with the Company’s standard payroll practices; (ii) a prorated bonus component for 2012, payable in 2013, which bonus component will be determined based on the Company’s Compensation and Human Resource Committee’s assessment of corporate performance under the Company’s 2012 non-equity incentive plan; (iii) provided that he and his qualified beneficiaries are eligible and elect to continue coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Company will pay the employer-equivalent premiums for such COBRA coverage for a period of twelve (12) months, or until the expiration of the COBRA continuation period, whichever occurs first; and (iv)  certain outplacement services not to exceed $50,000.

Kerr Executive Employment Agreement

On February 11, 2010, the Company entered into an Executive Employment Agreement (the “Agreement”) with William T. Kerr relating to Mr. Kerr’s employment as President and Chief Executive Officer of the Company. Pursuant to the terms of the Agreement, Mr. Kerr’s employment commenced on January 10, 2010 and was scheduled to end on January 10, 2012 (the “Initial Term”).

On February 8, 2011, the Company entered into an Amended and Restated Executive Employment Agreement (the “Amendment”) with William T. Kerr relating to Mr. Kerr’s employment as President and Chief Executive Officer of the Company. The Amendment replaces the Agreement and extends the expiration of the term of Mr. Kerr’s employment from the Initial Term until January 10, 2013 (the “Extended Term”). The material terms and conditions of the Agreement and Amendment are set forth below.

Salary and Bonus or Incentive Compensation

Pursuant to the Agreement, Mr. Kerr’s base salary was $800,000. His base salary remained $800,000 under the Amendment. Pursuant to the terms and conditions of the Agreement, Mr. Kerr was eligible to receive an annual incentive bonus equal to 100% of his annual base salary upon meeting applicable performance criteria set by the Committee. For performance exceeding such applicable performance criteria, the annual incentive bonus could have been increased up to a maximum of 200% of annual base salary, at the sole discretion of the Committee. The Committee reviewed the base salary no less frequently than annually.

Long-Term Incentive

In connection with the Amendment, the Committee granted to Mr. Kerr a 2012 long-term incentive award with a value equal to $2,000,000 of performance-based deferred stock units which would vest only upon satisfaction of applicable performance objectives established by the Committee and which would become payable only after Mr. Kerr’s separation from service. The long-term incentive award to Mr. Kerr also was subject to the accelerated vesting terms described below with regard to potential payment upon early termination.

The Committee, at its sole discretion, would consider the grant of additional compensatory stock awards to Mr. Kerr no less frequently than annually.

The long term incentive awards would vest and/or become exercisable in accordance with the Company’s customary terms. However, to the extent more favorable to Mr. Kerr (except in the case of a termination for Cause) the following special acceleration terms would apply. Upon termination of employment as a result of Mr. Kerr’s death or disability outstanding equity awards would accelerate. Upon a termination of Mr. Kerr’s employment by the Company without Cause, upon Mr. Kerr’s Retirement (as defined below), or upon Mr. Kerr ceasing to be employed for any reason (other than Cause) after the Extended Term, any performance-based awards would require satisfaction of the applicable performance objectives but would not be prorated for partial years of service. Upon Mr. Kerr’s resignation before the end of the Extended Term other than in connection with his Retirement, all unvested awards would be forfeited. Upon any termination of Mr. Kerr’s employment by the Company for Cause, all vested and unvested awards would be forfeited. The new terms applied only to awards made on or after February 8, 2011. Mr. Kerr retired as the Company’s President and Chief Executive Officer on January 1, 2013 and was succeeded by Mr. Creamer.

Benefits

Mr. Kerr, to the extent eligible, is entitled to participate at a level commensurate with his position in all employee welfare, benefit, and retirement plans and programs the Company provides to its executives in accordance with Company policies.

Non-Competition, Non-Recruitment, and Non-Disparagement

The Agreement contains provisions pursuant to which Mr. Kerr has agreed that, while employed and for 12 months following termination of employment for any reason, he will not directly or indirectly, subject to certain de minimis exceptions involving the ownership of publicly traded securities, compete with any part of the Company’s business. Mr. Kerr has agreed during employment and for 12 months thereafter not to initiate or actively participate in any other employer’s recruitment or hiring of Company employees. The Agreement also contains non-disparagement provisions.

Advisory Vote on Executive Compensation

At the 2012 annual meeting of stockholders, the stockholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. The Compensation Committee reviewed the final vote results for that resolution, and we have not made any changes to our executive compensation policies or decisions as a result of the vote. We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Accordingly, our board recommends that you vote “FOR” Proposal 2 at the annual meeting. For more information, see “Proposal 2 — Advisory Approval of the Company’s Executive Compensation.”

Stock Ownership Guidelines

During 2004, the Nominating and Corporate Governance Committee recommended and the Board established stock ownership requirements for our executive officers. In August 2009, the Nominating and Corporate Governance Committee revised the stock ownership guidelines to include a market volatility provision in the event there is a significant decline in our stock price that causes a director’s or executive officer’s holdings to fall below the applicable threshold. If there is a significant decline, the director or executive officer will not be required to purchase additional shares to meet the applicable threshold, but such director or executive officer will not be able to sell or transfer any shares until the applicable threshold has again been achieved. In 2011, the Compensation and Human Resources Committee took responsibility for the Stock Ownership Guidelines and revised the holding requirements for executive officers. These officers are expected, over time, to acquire and hold Company stock (including restricted stock units) equal in value to at least the following:

•	CEO — five times annual salary;

•	COO and CFO — three times annual salary; and

•	Other executive officers — two times annual salary.

Executive officers who are subject to the Stock Ownership Guidelines must achieve the applicable ownership threshold within the later to occur of (i) five years of becoming an executive officer or (ii) November 15, 2016, and include owned shares of common stock, restricted shares, and restricted stock units or DSUs that only can be settled in common stock. No outstanding unexercised stock options are taken into account for purposes of satisfying these guidelines. Effective November 15, 2011, except in the case of sales to cover tax obligations arising from vesting, no executive officer may sell shares of common stock unless he or she will exceed holding requirement after the sales. The purpose of stock ownership requirements is to more closely align our key executives’ interests with our stockholders. As of April 1, 2013, all NEOs who had been in their positions for more than five years had either satisfied or exceeded the applicable stock ownership guidelines.

Role of Management

The role of our management in executive compensation is to provide reviews and recommendations for the Committee’s consideration, and to manage our executive compensation programs, policies, and governance. Direct responsibilities include the following:

•	Providing an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with our objectives;

•	Providing an assessment of our performance relative to corporate, business unit, and individual performance targets;

•	Recommending changes, if necessary to ensure achievement of all program objectives; and

•	Recommending pay levels, payout and/or awards for executive officers other than the CEO.

Compliance with Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), disallows any tax deductions for compensation exceeding $1 million and paid in a taxable year to any NEO other than the CFO, all of whom are “covered employees” under Section 162(m). However, certain performance-based compensation, determined under pre-established objective performance goals, can be deducted even in excess of the $1 million limit. The Committee considers the potential impact of Section 162(m) as one factor to be taken into account in setting total compensation and its component elements. However, the Committee believes that it must retain flexibility, in observing its overall compensation philosophy and objectives, to structure total compensation to include components, such as service-vesting restricted stock units, that would not be treated as performance-based compensation under the Section, both in order to attract and retain top talent and to appropriately gauge the performance of executives. Achieving the desired flexibility in the design and delivery of total compensation, therefore, may result in some compensation not being deductible for federal income tax purposes.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Submitted by the Compensation and

Human Resources Committee of the

Board of Directors

Larry E. Kittelberger, Chair

John A. Dimling

Ronald Garriques

Luis G. Nogales

Summary of Cash and Certain Other Compensation and Other Payments to the NEOs

2012 Summary Compensation Table

The following table provides information concerning the compensation of our NEOs for our most recently completed fiscal year.

In the column “Salary,” we disclose the amount of base salary paid to the NEO during the fiscal year.

In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the aggregate grant date fair value of the awards granted during the fiscal year computed in accordance with FASB ASC Topic 718.

In the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” we disclose the sum of the dollar value of (1) the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) in 2012; and (2) any above-market or preferential earnings on nonqualified deferred compensation, including on nonqualified defined contribution plans.

In the column “All other compensation,” we disclose the sum of the dollar value of:

•	perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000;

•	profit sharing;

•	the incremental cost associated with business/first class travel when not available to all employees generally; and

•	our contributions to vested and unvested defined contribution plans.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Sean R. Creamer*	2012	500,000	77,000	1,450,021	—	950,876		—	15,980	2,993,877
Current President and	2011	474,500	—	195,936	989,884	496,760		—	15,843	2,172,923
Chief Executive Officer	2010	441,584	—	225,203	218,660	307,784		—	18,161	1,211,392

Debra Delman	2012	130,769	19,467	249,998	250,174	130,533		—	1,127	782,068
Executive Vice President, Finance and Chief Financial Officer

Timothy T. Smith	2012	435,000	57,420	271,874	272,097	761,580		—	14,951	1,812,922
Executive Vice President,	2011	420,000	—	178,515	173,024	390,600		—	13,490	1,175,629
Business Development &	2010	400,000	—	204,008	198,072	278,800		—	14,024	1,094,904
Strategy and Chief Legal Officer

V. Scott Henry	2012	410,000	—	256,260	256,450	626,732		—	15,846	1,565,288
Executive Vice President,	2011	360,000	—	153,007	148,307	326,700		—	13,143	1,001,157
Technology Solutions, Chief Information Officer	2010	314,224	—	154,791	150,277	223,621		—	18,137	861,050

Carol Hanley	2012	365,000	—	182,492	182,658	494,573		233,054	8,199	1,465,976
Executive Vice President,	2011	353,000	—	120,032	116,339	264,750		176,841	9,049	1,040,011
Chief Sales and Marketing Officer	2010	343,626	—	116,570	113,187	211,918	(4)	84,384	11,617	881,302

Former Executives

William T. Kerr	2012	800,000	76,000	2,054,721	—	2,166,500		—	28,564	5,125,785
Former President and	2011	800,000	—	1,120,124	—	1,320,000		—	27,974	3,268,098
Chief Executive Officer	2010	769,231	—	2,014,394	845,481	1,000,000			25,934	4,655,040

Richard J. Surratt	2012	184,615	—	—	—	170,537		—	300,941	656,093
Former Executive Vice	2011	353,846	—	169,983	164,785	292,417		—	7,167	988,198
President, Finance and
Chief Financial Officer

*	Since January 1, 2013 Mr. Creamer has served as our President and Chief Executive Officer. During 2012 Mr. Creamer served as our Chief Operating Officer and, from May 2012 through August 2012, as our Chief Financial Officer.

(1)	Please refer to note 14 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the assumptions related to the calculation of such value.

(2)	The Non-Equity Incentive Plan Compensation includes payment of performance cash awards, which were granted on March 4, 2010 and had a measurement period from 2010 – 2012. On February 26, 2013, the

Compensation Committee assessed the performance at Superior and the awards were then paid to the following executives (other than for Mr. Surratt, who was not employed by the Company on March 4, 2010) in the amounts noted below:

•	Sean R. Creamer: $327,876
•	Timothy T. Smith: $297,000
•	V. Scott Henry: $225,342
•	Carol Hanley: $169,723

Former Executive

•	William T. Kerr: $742,500

(3)	The amounts shown as All Other Compensation for 2012 consist of the following:

	401(k) Match ($)	Physical Examination ($)	Long-Term Disability Supplemental Coverage ($)	Retirement Gift and Related Tax Gross Up* and Severance ($)	Total ($)
Sean R. Creamer	11,359	1,881	2,740	—	15,980
Debra Delman	462	—	665	—	1,127
Timothy T. Smith	10,351	1,769	2,831	—	14,951
V. Scott Henry	10,551	2,274	3,021	—	15,846
Carol Hanley	5,679	—	2,520	—	8,199
Former Executives
William T. Kerr	11,359	—	3,991	13,214	28,564
Richard J. Surratt	8,771	4,734	1,282	286,154	300,941

*	Due to Mr. Kerr’s retirement from his position as the Company’s President and Chief Executive Officer, the Board presented Mr. Kerr with a gift for his service in that capacity and approved a tax gross up of $5,214 for the amount of the retirement award.

(4)	For 2010, this includes Ms. Hanley’s 2010 sales commission. Since 2011, following her appointment as an executive officer, she is no longer eligible for a sales commission.

2012 Grants of Plan-Based Awards

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during 2012. No options were re-priced or modified during the fiscal year.

In this table, we provide information concerning each grant of an award made to a NEO in the most recently completed fiscal year under any plan. In the “All Other Stock Awards: Number of Shares of Stock or Units” column, we report the number of restricted, performance-based restricted and deferred stock units granted during the fiscal year. In the “Grant Date Fair Value of Stock and Option Awards” column, we report the aggregate grant date fair value of all awards granted during 2012. For the performance-based deferred stock units and the performance-based restricted stock units, the grant date fair value was equal to the closing market price of our common stock on the grant date, which was the date on which the Compensation and Human Resources Committee approved the grant, which price we report in the seventh column. For the stock option awards, the grant date fair value was estimated based upon a Black-Scholes valuation model. The exercise price of the stock options is equal to the closing market price on the date of grant.

2012 Grants of Plan-Based Awards

Name	Grant Date	Award Type	Estimated Future Payouts Under Equity Incentive Plan Awards (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Sean R. Creamer	12/31/12	Restricted Stock Units(2)	—	31,063	—	—	1,450,021
Debra Delman	8/28/12	Restricted Stock Units(3)	—	6,887	—	—	249,998
	8/28/12	Stock Options(4)	—	—	18,789	36.30	250,174
Timothy T. Smith	2/28/12	Performance-Based Restricted Stock Units(5)	8,027	—	—	—	271,874
	2/28/12	Stock Options(4)	—	—	22,032	33.87	272,097
V. Scott Henry	2/28/12	Performance-Based Restricted Stock Units(5)	7,566	—	—	—	256,260
	2/28/12	Stock Options(4)	—	—	20,765	33.87	256,450
Carol Hanley	2/28/12	Performance-Based Restricted Stock Units(5)	5,388	—	—	—	182,492
	2/28/12	Stock Options(4)	—	—	14,790	33.87	182,658
Former Executives
William T. Kerr	2/28/12	Performance-Based Deferred Stock Units(1)	59,049	—			1,999,990
	2/28/12	Deferred Stock Units(1)	—	1,181	—	—	40,000
Richard J. Surratt			—	—	—	—	—

(1)	Granted under the Arbitron 2008 Equity Compensation Plan. The performance deferred stock units granted on February 28, 2012 to Mr. Kerr vest in equal annual installments over four years beginning on the first anniversary date of the grant (with limited exceptions for termination without Cause or Retirement as defined in Mr. Kerr’s employment agreement) and are payable only after Mr. Kerr’s separation from service. The performance goal was satisfied for the performance-based deferred stock units granted on February 28, 2012. In accordance with Mr. Kerr’s amended employment agreement, this DSU performance award is convertible to shares of the Company’s common stock, subsequent to Mr. Kerr’s termination of employment. The deferred stock units granted on February 28, 2012 to Mr. Kerr vest immediately on the date of grant and in accordance with Mr. Kerr’s amended employment agreement, are convertible to shares of the Company’s common stock only after Mr. Kerr’s separation from service.

(2)	Granted under the Arbitron 2008 Equity Compensation Plan. The restricted stock units granted on December 31, 2012 to Mr. Creamer vest quarterly over three years beginning on the last day of the first quarter ended subsequent to the date of the grant, subject to continued employment (with limited exceptions for termination of employment due to death, disability, and change in control).

(3)	Granted under the Arbitron 2008 Equity Compensation Plan. The restricted stock units granted on August 28, 2012 to Ms. Delman vest in equal annual installments over four years beginning on the first anniversary date of the grant, subject to continued employment (with limited exceptions for termination of employment due to death, disability, and change in control).

(4)	Granted under the Arbitron 2008 Equity Compensation Plan. The stock options granted in 2012 to NEOs have a 10-year term and vest ratably over three years, subject to continued employment (with limited exceptions for termination of employment due to death, disability, and change in control).

(5)	Granted under the Arbitron 2008 Equity Compensation Plan. The performance-based restricted stock units granted in 2012 to the NEOs vest in equal annual installments over four years beginning on the first anniversary date of the grant, subject to continued employment (with limited exceptions for termination of employment due to death, disability, and change in control). The performance goal was satisfied for the performance-based restricted stock units granted on February 28, 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock that has not vested outstanding as of the end of our most recently completed fiscal year for each NEO. Each outstanding award is represented by a separate row, which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any).

For option awards, the table discloses the number of shares underlying both exercisable and unexercisable options, as well as the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested.

We computed the market value of stock awards by multiplying the closing market price of our stock at the end of the most recently completed fiscal year ($46.68) by the number of shares or units of stock.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Sean R. Creamer	3,711	7,422	44.44	2/8/2021	—	—
	22,140	44,278	33.73	8/23/2021	—	—
	20,000	—	40.90	9/15/2015	—	—
	15,000	—	38.88	3/1/2016	—	—
	39,146	—	41.96	3/3/2018	—	—
	82,645	—	20.29	5/20/2019	—	—
	20,222	10,110	22.17	3/4/2020	—	—
	—	—	—	—	57,929	2,704,126
Debra Delman	—	18,789	36.30	8/28/2022	—	—
	—	—	—	—	6,887	321,485
Timothy T. Smith	3,381	6,762	44.44	2/8/2021	—	—
	—	22,032	33.87	2/28/2022	—	—
	26,917	—	41.96	3/3/2018	—	—
	49,587	—	20.29	5/20/2019	—	—
	18,318	9,158	22.17	3/4/2020	—	—
	—	—	—	—	26,728	1,247,663
V. Scott Henry	2,898	5,796	44.44	2/8/2021	—	—
	—	20,765	33.87	2/28/2022	—	—
	5,000	—	38.88	3/1/2016	—	—
	26,913	—	41,96	3/3/2018	—	—
	1,463	—	20.29	5/20/2019	—	—
	—	6,948	22.17	3/4/2020	—	—
	—	—	—	—	14,716	686,943
Carol Hanley	2,274	4,546	44.44	2/8/2021	—	—
	—	14,790	33.87	2/28/2022	—	—
	5,000	—	40.25	1/27/2015	—	—
	5,000	—	40.36	6/1/2016	—	—
	5,000	—	48.25	5/15/2017	—	—
	3,000	—	40.31	1/24/2018	—	—
	5,000	—	46.64	5/13/2018	—	—
	7,500	—	16.49	7/13/2019	—	—
	10,468	5,233	22.17	3/4/2020	—	—
	—	—	—	—	10,228	477,443
Former Executives
William T. Kerr	15,000	—	48.25	5/15/2017	—	—
	7,605	—	46.64	5/13/2018	—	—
	15,719	—	20.52	5/27/2019	—	—
	30,170	15,084	24.94	2/11/2020	—	—
	48,834	24,417	22.17	3/4/2020	—	—
	—	—	—	—	118,714	5,541,570
Richard J. Surratt	—	—	—	—	—	—

(1)	Vesting dates of unvested stock option awards are as follows: Mr. Creamer — 3,711 on 2/8/13, 10,110 on 3/4/13, 22,139 on 8/23/13, 3,711 on 2/8/14 and 22,139 on 8/23/14; Ms. Delman — 6,263 on 8/28/13, 6,263 on 8/28/14, and 6,263 on 8/28/15; Mr. Smith — 3,381 on 2/8/13, 7,344 on 2/28/13, 9,158 on 3/4/13 and 3,381 on 2/8/14, 7,344 on 2/28/14 and 7,344 on 2/28/15; Mr. Henry — 2,898 on 2/8/13, 6,922 on 2/28/13, 6,948 on 3/4/13, 2,898 on 2/8/14, 6,922 on 2/28/14, and 6,921 on 2/28/15; Ms. Hanley — 2,273 on 2/8/13, 4,930 on 2/28/13, 5,233 on 3/4/13, 2,273 on 2/8/14, 4,930 on 2/28/14, and 4,930 on 2/28/15; and Mr. Kerr — 15,084 on 2/11/13, and 24,417 on 3/4/13.

(2)	Vesting dates of unvested shares of performance-based restricted stock, restricted stock and restricted stock units are as follows: Mr. Creamer —1,102 on 2/8/13, 2,539 on 3/4/13, 2,588 on 3/31/13, 18,482 on 5/20/13, 2,589 on 6/30/13, 2,589 on 9/30/13, 2,589 on 12/31/13, 1,102 on 2/8/14, 2,539 on 3/4/14, 2,588 on 3/31/14, 2,589 on 6/30/14, 2,588 on 9/30/14, 2,589 on 12/31/14, 1,102 on 2/8/15, 2,588 on 3/31/15, 2,589 on 6/30/15, 2,588 on 9/30/15, and 2,589 on 12/31/15; Ms. Delman — 1,722 on 8/28/13, 1,722 on 8/28/14, 1,722 on 8/28/15, and 1,721 on 8/28/16; Mr. Smith — 1,004 on 2/8/13, 2,007 on 2/28/13, 2,300 on 3/4/13, 11,089 on 5/20/13, 1,004 on 2/8/14, 2,007 on 2/28/14, 2,300 on 3/4/14, 1,004 on 2/8/15, 2,007 on 2/28/15 and 2,006 on 2/28/16; Mr. Henry — 861 on 2/8/13, 1,892 on 2/28/13, 1,745 on 3/4/13, 1,078 on 5/20/13, 861 on 2/8/14, 1,892 on 2/28/14, 1,745 on 3/4/14, 860 on 2/8/15, 1,891 on 2/28/15, and 1,891 on 2/28/16; Ms. Hanley —675 on 2/8/13, 1,347 on 2/28/13, 1,314 on 3/4/13, 187 on 7/13/13, 675 on 2/8/14, 1,347 on 2/28/14, 1,314 on 3/4/14, 675 on 2/8/15, 1,347 on 2/28/15, and 1,347 on 2/28/16; and Mr. Kerr — 6,031 on 2/8/13, 15,036 on 2/11/13, 14,762 on 2/28/13, 5,751 on 3/4/13, 6,030 on 2/8/14, 15,036 on 2/11/14, 14,762 on 2/28/14, 5,751 on 3/4/14, 6,030 on 2/8/15, 14,762, on 2/28/15 and 14,763 on 2/28/16.

Option Exercises and Stock Vested

The following table provides information concerning exercises of stock options and similar instruments, and vesting of restricted stock and similar instruments, during the most recently completed fiscal year for each of the NEOs on an aggregated basis. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of restricted stock that have vested; and the aggregate dollar value realized upon vesting of stock.

2012 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sean R. Creamer	—	—	24,746	866,768
Debra Delman	—	—	—	—
Timothy T. Smith	—	—	15,708	549,088
V. Scott Henry	19,949	298,578	5,487	186,800
Carol Hanley	—	—	2,178	73,610
Former Executives William T. Kerr	—	—	—	—
Richard J. Surratt	—	—	957	32,414

2012 Pension Benefits Table

Arbitron has established a voluntary, tax-qualified, defined benefit pension plan funded by employee and employer contributions. The plan covers Arbitron employees who, as of December 31, 2000, were eligible to participate in the Ceridian Corporation (“Ceridian”) pension plan. The Ceridian plan was closed to new participants effective January 1, 1995. Benefits earned under the Ceridian plan prior to December 31, 2000, are payable from the Arbitron plan for participants employed by Arbitron on December 31, 2000. The amount of the annual benefit under Arbitron’s plan is based upon an employee’s average annual compensation during the employee’s highest consecutive five-year earnings period while participating in the Ceridian plan or the Arbitron plan. Because the Internal Revenue Code of 1986, as amended, limits the annual benefit that may be paid from tax-qualified plans such as Arbitron’s retirement plan, Arbitron also established a benefits equalization plan (“BEP”) to provide retirees with supplemental benefits so that they will receive, in the aggregate, the benefits they would have been entitled to receive under the retirement plan had these limits not been in effect. Benefits earned under the Ceridian BEP prior to December 31, 2000, are payable from the Arbitron plan for participants employed by Arbitron on December 31, 2000. Arbitron also established and funded a benefit protection trust to pay BEP benefits. Normal retirement age under the pension plan and the BEP is 65.

Ms. Hanley is eligible to participate in the pension plan.

Benefit amounts in the Pension Benefits Table below are computed assuming payments are made on the normal life annuity basis and not under any of the various survivor options. Benefits listed in the table are not subject to deduction for Social Security or other offset amounts.

2012 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Carol Hanley(1)	Pension	11.88	776,382	—

(1)	Ms. Hanley was employed by the Company and its predecessor from February 2, 1987 to May 8, 1998 and from January 2, 2001 to present and is therefore eligible for participation in the Pension Plan. Pursuant to the terms of the Pension Plan, Ms. Hanley had 11.88 years of credited service as of December 31, 2012.

2012 Nonqualified Deferred Compensation

No NEO participated in any nonqualified deferred compensation plan during 2012.

401(k) Plan

Arbitron maintains a 401(k) plan that permits participating employees to contribute a portion of their compensation to the plan on a pretax basis. Arbitron makes matching contributions in amounts determined by Arbitron.

The 401(k) plan accounts are invested among a number of available investment options according to the directions of the participating employees. In 2010, we no longer permitted employees to invest in Arbitron common stock in the 401(k) plan but allowed the shares already purchased to remain in the 401(k) plan accounts. Voting and tender rights with respect to shares of Arbitron common stock credited to participants’ accounts will be passed through to the participants.

While employed, participating employees may access their accounts through loans and, in some cases, in-service withdrawals. Following termination of employment, benefits are either distributed in a lump-sum payment or, if minimum requirements are met, can be kept in the plan. To the extent a participant’s account is invested in full shares of Arbitron’s common stock, the shares may be distributed to the participant when the account is distributable.

Arbitron retains the right to amend or terminate the 401(k) plan at any time.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement that provides for payments to a NEO at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a NEO, or our change in control or a change in the NEO’s responsibilities. However, in accordance with SEC regulations, we do not report any amount to be provided to a NEO under any arrangement that does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Also, the following table does not repeat information disclosed above under the pension benefits table, except to the extent that the amount payable to the NEO would be enhanced by the termination event.

For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our common stock is the closing market price as of that date — $46.68.

Executive Retention Agreements

Arbitron is party to executive retention agreements with Messrs. Creamer, Smith, and Henry and Mss. Delman and Hanley. These agreements provide for severance payments and benefits, including accelerated vesting of stock-based awards, upon qualifying terminations of employment that occur within a limited period following a change in control and, solely with respect to Mr. Creamer’s agreement, if the termination is by Arbitron without cause in anticipation of a change in control. These agreements also provide for lesser severance payments and benefits following qualifying terminations not in connection with a change in control.

Except as noted below, the material terms of these agreements are substantially similar. As noted in the following description of these agreements, Mr. Creamer’s agreement, which was entered into in December of 2012 in connection with his promotion to President and Chief Executive Officer of Arbitron, contains some terms that differ from the terms of the other executive officers’ agreements, including the window period during which he may receive enhanced change in control severance, as noted above, and how his severance is calculated and paid, which are described below.

These agreements only provide for severance, whether or not in connection with a change in control, if the executive experiences a qualifying termination. For purposes of these agreements, a qualifying termination means a termination by the company without cause, and not due to the executive’s death or disability, or a termination by the executive within specified periods following a constructive termination event. For purposes of these agreements other than Mr. Creamer’s agreement, the constructive termination events, which are referred to in the agreements as “position diminishment” events, include (1) a change in the executive’s reporting responsibilities, titles, duties, or offices, or any removal of executive from, or any failure to re-elect executive to, such positions, that has the effect of materially diminishing executive’s responsibility, duties, or authority, (2) a relocation of the executive’s principal place of employment to a location more than 25 miles from its then current location and that increases the distance from executive’s primary residence by more than 25 miles, and (3) a material reduction in executive’s annual salary.

In Mr. Creamer’s agreement, the constructive termination events, which are referred to in his agreement as “good reason” events, include (1) a material reduction in Mr. Creamer’s authority, duties or responsibilities, (2) a material reduction in Mr. Creamer’s base salary or target bonus, other than reductions that are generally applicable to the senior management team, (3) a relocation of Mr. Creamer’s principal place of employment to a location more than 50 miles from its then current location and that increases the distance from Mr. Creamer’s primary residence by more than 50 miles, (4) failure to obtain the assumption of the agreement by any successor, or (5) any material breach or material violation by Arbitron or any successor to Arbitron of a material provision of the agreement, or of any other material agreement between Mr. Creamer and Arbitron or any successor.

The agreements with Messrs. T. Smith and Henry and Ms. Hanley provide for enhanced change in control severance payments and benefits if the executive’s qualifying termination occurs within one year following a change in control or, if later, within six months after a constructive termination event that occurs during the one-year period following the change in control. The agreement with Ms. Delman provides for enhanced change in control severance payments and benefits if the executive’s qualifying termination occurs within one year following a change in control, with the additional requirement that if the qualifying termination is a termination due to a constructive termination event following a change in control. Mr. Creamer’s agreement provides for enhanced change in control severance payments and benefits if his employment is terminated either (1) by Arbitron without cause or by Mr. Creamer due to a constructive termination event, in either case, within one year following a change in control, or (2) by Arbitron without cause in anticipation of a change in control.

The executive officers’ agreements other than Mr. Creamer’s provide the following enhanced change in control severance payments and benefits:

•	a lump-sum cash payment equal to two years of the executive’s base salary, plus two times the executive’s target bonus for the year of termination;

•	a prorated annual bonus, based on the target annual bonus for the year in which the termination occurs, prorated for the partial year of service;

•	up to $50,000 for outplacement service;

•

in the case of Messrs. T. Smith and Henry and Ms. Hanley, up to 24 months of equivalent health, dental, accidental death and dismemberment, short-term and long-term disability, life insurance coverage, and all other insurance and other health and welfare benefits programs the executive was entitled to on the day before termination of employment;

•	in the case of Ms. Delman, up to 18 months of employer-equivalent premiums for continuation of health coverage under COBRA to the extent permitted by applicable laws;

•	vesting of outstanding stock-based awards; and

•	accrued but unpaid salary, vacation pay, unreimbursed business expenses and other amounts owed under the Company’s benefit plans and arrangements.

Mr. Creamer’s agreement provides for the following enhanced change in control severance payments and benefits:

•

severance payments, payable in equal installments over 12 months, equal to the sum of (1) twenty-four months of base salary, determined at a rate equal to the greater of (x) Mr. Creamer’s base salary in effect immediately before the change in control, (y) Mr. Creamer’s base salary in effect at the time of the termination, and (z) $580,000, which is Mr. Creamer’s current base salary and (2) an amount equal to Mr. Creamer’s target annual bonus for the year in which the termination occurs, prorated for the partial year of service;

•	a lump sum payment equal to two times the greater of Mr. Creamer’s target annual bonus for the year in which the termination occurs or $580,000, which is Mr. Creamer’s current target annual bonus;

•

payment by the Company of group health plan continuation coverage premiums for Mr. Creamer and his family for up to 18 months, provided Mr. Creamer elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, commonly referred to as COBRA;

•	vesting of outstanding stock-based awards; and

•	accrued but unpaid salary, vacation pay, unreimbursed business expenses and other amounts owed under the Company’s benefit plans and arrangements.

The severance payments and benefits, including vesting of stock-based awards, under the agreements are contingent upon the executive executing, and not revoking, a release of claims. The agreements also include confidentiality, non-competition, non-recruitment, and non-disparagement obligations on the part of the executive. The non-competition and non-recruitment provisions continue for 24 months after a qualifying termination in connection with a change in control for Messrs. S. Smith, T. Smith, Henry and Creamer, and Ms. Hanley and for either 12 or 18 months following other terminations. The non-competition and non-recruitment provisions in the other executive officers’ agreements continue for 12 months after any termination of employment.

To the extent the aggregate payments and benefits paid to the executives, whether under the executive retention agreements or otherwise, constitute “excess parachute payments” for purposes of Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, the executive will either have his or her payments and benefits reduced to the highest amount that could be paid without triggering these tax code sections or, if the after-tax amount of the payments and benefits that would be received by the executive if no reduction occurs—taking into account the excise tax imposed on excess parachute payments and all other applicable federal, state and local taxes—would be greater than the amount that would be received if the reduction occurred, the executive will receive all of the payments and benefits without reduction. In no event will the executive be entitled to a tax gross up or other reimbursement for taxes imposed on these payments and benefits.

Kerr Executive Employment Agreement

If Mr. Kerr’s employment is terminated without Cause, Mr. Kerr’s Retirement (as defined above) occurs, or Mr. Kerr resigns for Position Diminishment (as defined above), he will be entitled to receive as severance an amount equal to: (i) base salary for the remainder of the Extended Term, paid in accordance with the Company’s standard payroll practices over the remainder of the Extended Term, and (ii) a bonus component. If the annual bonus for the year of termination is determined by the Compensation Committee under a program intended to qualify as performance-based for purposes of Section 162(m) of the Internal Revenue Code (an “Exempt Bonus”), the bonus component will be determined under the factors for such bonus, with such adjustments as the Compensation Committee makes under such factors (including the ability to adjust downwards but not upwards), but such amount will not be prorated for any partial year of service. If the annual bonus for the year of termination is not intended to be an Exempt Bonus, the bonus component will be equal to the annual base salary, but not prorated for any partial year of service.

Effective as of February 8, 2011, if, within 12 months following a Change of Control (as defined in the Company 2008 Equity Compensation Plan), Mr. Kerr’s employment ends on a termination without Cause or for Position Diminishment, in lieu of the severance described in the preceding paragraph, Mr. Kerr will be entitled to receive an aggregate amount equal to 250% of annual base salary plus 250% of his target annual bonus paid in equal installments over a 24 month period in accordance with the Company’s standard payroll policies and procedures.

In order to receive any severance benefits or accelerated vesting provided under the Amendment, Mr. Kerr must execute a release in the form provided by the Company of all legally-releasable claims that Mr. Kerr may then have against the Company and any of its affiliates and must continue to comply with the noncompetition and other restrictive covenants.

2012 Potential Payments Upon Termination or Change in Control

Name	Benefit	Without Cause Termination (1) ($)	Change in Control ($)		Death ($)	Disability ($)
Sean R. Creamer	Severance	1,450,000	2,320,000		—	—
	Acceleration of Vesting(4)	—	4,250,148		4,123,373	4,123,373
	Benefits Continuation	24,338	36,507		—	—
	Parachute payment tax gross-ups	—	—		—	—
	Total	1,474,338	6,606,655		4,123,373	4,123,373
Debra Delman	Severance	620,000	1,240,000		—	—
	Acceleration of Vesting(4)	—	516,515		516,515	516,515
	Benefits Continuation and Outplacement Services	66,971	75,456		—	—
	Parachute payment tax gross-ups	—	—		—	—
	Total	686,971	1,831,971		516,515	516,515
Timothy T. Smith	Severance	966,000	1,472,000		—	—
	Acceleration of Vesting(4)	—	2,413,002		2,297,502	2,297,502
	Benefits Continuation and Outplacement Services	82,222	92,962		—	—
	Parachute payment tax gross-ups	—	—		—	—
	Total	1,048,222	3,977,964		2,297,502	2,297,502
V. Scott Henry	Severance	865,100	1,308,200		—	—
	Acceleration of Vesting(4)	—	1,658,563		1,559,563	1,559,563
	Benefits Continuation and Outplacement Services	95,845	111,127		—	—
	Parachute payment tax gross-ups	—	—		—	—
	Total	960,945	3,077,890		1,559,563	1,559,563
Carol Hanley	Severance	752,000	1,128,000		—	—
	Acceleration of Vesting(4)	—	1,208,050		1,130,390	1,130,390
	Benefits Continuation and Outplacement Services	95,094	110,125		—	—
	Parachute payment tax gross-ups	—	—		—	—
	Total	847,094	2,446,175		1,130,390	1,130,390
Former Executives
William T. Kerr(2)	Severance	1,600,000	4,000,000		—	—
	Acceleration of Vesting(4)	—	8,266,457	(3)	7,914,457	7,914,457
	Benefits Continuation	—	—		—	—
	Total	1,600,000	12,266,457		7,914,457	7,914,457
Richard Surratt	Severance	620,000	—		—	—
	Benefits Continuation and Outplacement Services	61,071	—		—	—
	Total	681,071

(1)	This column also includes payments that would be made if the Executive is permitted to resign and actually terminates employment as a result of Position Diminishment.

(2)	Mr. Kerr entered into an Amended Executive Employment Agreement on February 8, 2011. The disclosures in this table are consistent with the terms of the Amended Executive Employment Agreement. For purposes of this table, we assume that Mr. Kerr received an annual incentive bonus in 2012 of 100% of his base salary pursuant to the Executive Employment Agreement.

(3)	Represents the maximum acceleration. Pursuant to the “best net” provisions of Mr. Kerr’s employment agreement, this amount could be reduced.

(4)	Represents the amount of compensation that would have been received on December 31, 2012, upon the acceleration of vesting of all outstanding unvested share-based awards by each NEO as well as the performance cash awards granted in February 2010 and 2011. For stock options, the value was determined based upon each option’s intrinsic value (i.e., difference between the share’s market price on December 31, 2012, and the related option’s exercise price). For performance-based restricted stock, performance-based deferred stock, and restricted stock the value was determined based upon the share market price as of December 31, 2012, $46.68. The compensation amounts are not necessarily equal to the Company’s unvested share-based compensation.

Compensation Committee Interlocks and Insider Participation

John A. Dimling, Ronald Garriques, Larry E. Kittelberger and Luis G. Nogales served on the Compensation and Human Resources Committee of the Board of Directors during 2012. No member of the Compensation and Human Resources Committee was at any time during 2012 an officer or employee of Arbitron or any of its subsidiaries, and no member of the Compensation and Human Resources Committee has formerly been an officer of Arbitron or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or executive compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors.

CONSIDERATION OF RISK IN OUR COMPENSATION PROGRAMS

We have considered the risk associated with our compensation policies and practices for all employees, and we believe we have designed our compensation policies and practices in a manner that does not create incentives that are likely to lead to excessive risk taking that would have a material adverse effect on the Company.

STOCK OWNERSHIP INFORMATION

Stock Ownership of Arbitron’s Directors and Executive Officers

The following table sets forth the number of shares of our common stock beneficially owned, directly or indirectly, as of April 5, 2013, by (i) each nominee for election as a director, (ii) each person who served as a director during 2012, (iii) the NEOs, and (iv) our directors, nominees, and executive officers as a group. Each person has sole voting and investment power with respect to the shares beneficially owned by that person, except as otherwise indicated. The percentages below are based on the number of shares of our common stock issued and outstanding as of April 5, 2013.

	Amount and Nature of Beneficial Ownership		Other(3)
Name of Individual or Identity of Group	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Shares of Common Stock Owned(2)	Deferred Stock Units	Dividend Equivalents	Total
Directors:
Shellye L. Archambeau(4)(5)	61,766	*	5,469	170	67,405
David W. Devonshire(4)(5)	41,309	*	5,062	92	46,463
John A. Dimling(5)	3,824	*	10,320	189	14,333
Erica Farber(4)	20,048	*	4,639	81	24,768
Ronald G. Garriques	2,880	*	1,500	25	4,405
Philip Guarascio(4)(5)	75,032	*	5,062	219	80,313
William T. Kerr(4)(5)	257,211	*	101	283	257,595
Larry E. Kittelberger(4)(5)	35,364	*	10,078	520	45,962
Luis G. Nogales(4)(5)	56,509	*	5,062	286	61,857
Richard A. Post(4)(5)	27,888	*	8,122	323	36,333
Named Executive Officers:
Sean R. Creamer(4)	295,773	1.09%	—	—	295,773
Debra Delman(4)	383	*	—	—	383
Timothy T. Smith(4)	160,508	*	—	—	160,508
V. Scott Henry(4)	68,230	*	—	—	68,230
Carol Hanley(4)	59,263	*	—	—	59,263
All Executive Officers and Directors as a Group (19 persons)(4)(5)	1,285,162	4.62%

*	Represents less than 1%.

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days after April 5, 2013. More than one person may be deemed to be a beneficial owner of the same securities.

(2)	For the purpose of computing the percentage ownership of each beneficial owner, any securities that were not outstanding but that were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days after April 5, 2013, were deemed to be outstanding in determining the percentage owned by such person, but were deemed not to be outstanding in determining the percentage owned by any other person.

(3)

While the amounts in the “Other” columns for deferred stock units and dividend equivalent units do not represent a right of the holder to acquire beneficial ownership of our common stock within 60 days after April 5, 2013, we disclose these amounts because we believe they further our goal of aligning director and stockholder interests. The deferred stock units and dividend equivalents in the “Other” column will be fully vested within 60 days of April 5, 2013 but do not convert into shares of common stock sooner than six months following termination of service as a director. This vesting schedule has applied to all director deferred stock units and corresponding dividend equivalents issued from January 1, 2010 to December 31, 2011. The value of deferred stock units fluctuates based on changes in Arbitron’s stock price. Similarly, the value of dividend equivalent units fluctuates based on changes in Arbitron’s stock price.

(4)	Includes options exercisable within 60 days from April 5, 2013 for Ms. Archambeau to purchase 55,756 shares of common stock; includes options exercisable within 60 days from April 5, 2013 for Mr. Devonshire to purchase 38,324 shares of common stock; includes options exercisable within 60 days from April 5, 2013 for Ms. Farber to purchase 14,000 shares of common stock; includes options exercisable within 60 days from April 5, 2013 for Mr. Guarascio to purchase 65,081 shares of common stock; includes options exercisable within 60 days from April 5, 2013 for Mr. Kerr to purchase 156,829 shares of common stock; includes options exercisable within 60 days from April 5, 2013 for Mr. Kittelberger to purchase 14,605 shares of common stock; includes options exercisable within 60 days from April 5, 2013 for Mr. Nogales to purchase 45,731 shares of common stock; includes options exercisable within 60 days from April 5, 2013 for Mr. Post to purchase 14,605 shares of common stock; includes options exercisable within 60 days from April 5, 2013 for Mr. Creamer to purchase 216,685 shares of common stock; includes options exercisable within 60 days from April 5, 2013 for Mr. Smith to purchase 120,786 shares of common stock; includes options exercisable within 60 days from April 5, 2013 for Mr. Henry to purchase 53,042 shares of common stock; includes options exercisable within 60 days from April 5, 2013 for Ms. Hanley to purchase 55,678 shares of common stock; and, includes options exercisable within 60 days from April 5, 2013 for all executive officers and directors as a group to purchase 939,242 shares of common stock.

(5)	Includes 3,190 DSUs for Ms. Archambeau, which will be fully vested within 60 days of April 5, 2012, and convert to shares of common stock on a one-for-one basis following termination of service as a director; includes 2,985 DSUs for Mr. Devonshire, which will be fully vested within 60 days of April 5, 2012, and convert to shares of common stock on a one-for-one basis following termination of service as a director; includes 2,998 DSUs for Mr. Dimling, which will be fully vested within 60 days of April 5, 2012, and convert to shares of common stock on a one-for-one basis following termination of service as a director; includes 2,942 DSUs for Ms. Farber, which will be fully vested within 60 days of April 5, 2012, and convert to shares of common stock on a one-for-one basis following termination of service as a director; includes 60 dividend equivalent units received in respect of DSUs for Mr. Garriques, which are fully vested and convert to shares of common stock on a one-for-one basis following termination of service as a director; includes 8,043 DSUs for Mr. Guarascio, which will be fully vested within 60 days of April 5, 2012, and convert to shares of common stock on a one-for-one basis following termination of service as a director; includes 5,024 DSUs for Mr. Kerr, which will be fully vested within 60 days of April 5, 2012, and convert to shares of common stock on a one-for-one basis following termination of service as a director; includes 20,759 DSUs for Mr. Kittelberger, which will be fully vested within 60 days of April 5, 2012, and convert to shares of common stock on a one-for-one basis following termination of service as a director; includes 10,778 DSUs for Mr. Nogales, which will be fully vested within 60 days of April 5, 2012, and convert to shares of common stock on a one-for-one basis following termination of service as a director; and includes 12,283 DSUs for Mr. Post, which will be fully vested within 60 days of April 5, 2012, and convert to shares of common stock on a one-for-one basis following termination of service as a director.

Stock Ownership of Arbitron’s Principal Stockholders

The following table sets forth the number of shares of our common stock beneficially owned, directly or indirectly, by each person known to us to beneficially own more than 5% of our outstanding common stock. This information is based solely upon the beneficial ownership of these persons as reported to us as of the date of the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission on behalf of such persons. Each person or entity has sole voting and investment power with respect to the shares beneficially owned by that person or entity, except as otherwise indicated. The percentages below are based on the number of shares of our common stock issued and outstanding as of April 5, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Owned
BlackRock, Inc.
BlackRock Advisors, LLC
BlackRock Investment Management, LLC
BlackRock Asset Management Australia Limited
BlackRock Asset Management Canada Limited BlackRock Asset Management Ireland Limited
BlackRock Advisors (UK) Limited
BlackRock Fund Advisors
BlackRock International Limited
BlackRock Institutional Trust Company, N.A.
BlackRock Japan Co. Ltd.
BlackRock Investment Management (UK) Limited(1) 142 West 57(th) Street New York, New York 10019	3,142,921	(1)	11.7%
Wellington Management Company, LLP(2) 280 Congress Street Boston, Massachusetts 02210	1,838,924	(2)	6.9%
Wellington Trust Company, NA (3) 280 Congress Street Boston, Massachusetts 02210	1,645,360	(1)(3)	6.1%
Morgan Stanley(4) 1585 Broadway New York, New York 10036	1,617,429	(4)	6.0%
The Vanguard Group, Inc.
Vanguard Fiduciary Trust Company(5) 100 Vanguard Blvd., Malvern, Pennsylvania 19355	1,572,904	(5)	5.9%
Morgan Stanley Capital Services LLC(4) 1585 Broadway New York, New York 10036	1,537,241	(4)	5.7%

(1)	As reported on a Schedule 13G/A filed on March 11, 2013. BlackRock, Inc. on its own behalf and on behalf of any subsidiaries listed in the Schedule 13G/A indicated it had sole voting and dispositive power for all 3,142,921 shares.

(2)

As reported on Schedule 13G/A filed on March 11, 2013. According to the Schedule 13G/A, Wellington Management Company, LLP represents 1,838,924 common shares which it was deemed to beneficially own as a result of acting as investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act, and Wellington Management Company, LLP has shared voting power with respect to 1,694,324 common shares and shared dispositive power with respect to 1,838,924 common shares. According to the Schedule

13G/A, the securities as to which the Schedule 13G/A is filed by Wellington Management, in its capacity as investment adviser, are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.

(3)	As reported on Schedule 13G/A filed on February 14, 2013. According to the Schedule 13G, The Wellington Trust Company, NA has shared voting and dispositive power with respect to 1,645,360 common shares.

(4)	As reported on Schedule 13G filed on February 27, 2013. According to the Schedule 13G, Morgan Stanley has sole voting power with respect to 1,617,160 shares and shared voting power with respect to 229 shares. Morgan Stanley has sole dispositive power for 1,617,429 shares. Morgan Stanley Capital Services LLC has sole voting and dispositive power with respect to 1,537,241 shares.

(5)	As reported on Schedule 13G/A filed on February 22, 2013. According to the Schedule 13G, The Vanguard Group, Inc. has sole voting power with respect to 38,584 shares. The Vanguard Group, Inc. has shared dispositive power with respect to 37,284 common shares and sole dispositive power for 1,535,620 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 37,284 shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,300 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions. The Board of Directors has adopted a written Policy and Procedures with Respect to Related Person Transactions (the “Policy”), which is administered by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for the implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our proxy statement. In addition, the Nominating and Corporate Governance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. It is our policy to enter into or ratify disclosable related person transactions only when the Nominating and Corporate Governance Committee determines that the related person transaction in question is in, or is not inconsistent with, the best interests of the Company and our stockholders. In the course of its review and approval or ratification of a disclosable related party transaction, the Nominating and Corporate Governance Committee considers:

•	the benefits to the Company;

•

the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction;

•	the terms available to unrelated third parties or to employees generally; and

•	any other matters the Nominating and Corporate Governance Committee deems appropriate.

Any member of the Nominating and Corporate Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote to approve or ratify the transaction; provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Nominating and Corporate Governance Committee at which the transaction is considered.

Effective January 1, 2012, Ms. Farber became an Executive Vice President of the Radio Advertising Bureau (the “RAB”) and was promoted to President and Chief Executive Officer of the RAB on April 16, 2012. Arbitron made payments to the Radio Advisory Bureau approximately in the following amounts: (i) fiscal 2012 —$210,000; (ii) January 1, 2011 — November 11, 2011 — $215,000; and (iii) fiscal 2010 — $225,000. The Board determined that Ms. Farber’s continued service as a member of the Board while employed as an executive officer of the Radio Advertising Bureau is in the best interests of the Company and its stockholders because it will allow Ms. Farber to provide the Board with a unique perspective and deeper insight on issues of importance to many of the Company’s customers and the radio industry generally.

Other than as described with respect to Ms. Farber, we have not entered into any related person transactions that meet the requirements for disclosure in this proxy statement.

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

(Proposal 2)

Section 14A to Exchange Act enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation and Other Information — Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 23 for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2014 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

We are asking the stockholders to ratify the Audit Committee’s appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2013. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Arbitron’s and its stockholders’ best interests.

KPMG has audited our consolidated financial statements annually since 2001. Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

The affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting is necessary to approve Proposal 3, the ratification of the appointment of our independent registered public accounting firm. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote on Proposal 3. The persons named in the accompanying form of proxy intend to vote such proxies to ratify the appointment of KPMG unless a contrary choice is indicated.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

AUDIT FEES AND PREAPPROVAL POLICIES AND PROCEDURES

The Audit Committee of the Board of Directors has selected KPMG LLP, our current independent registered public accounting firm, to serve as our independent registered public accounting firm for the year ending December 31, 2013.

The Board of Directors has requested that representatives of KPMG LLP attend the Annual Meeting, and they are expected to attend. These representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to stockholder questions.

The following table sets forth the aggregate fees billed to Arbitron for services rendered during, or in connection with, the fiscal years ended December 31, 2012, and 2011, by KPMG LLP:

	2012	2011
Audit Fees(1)	$515,000	$508,000

Audit-Related Fees
Benefit Plan Audits	37,000	35,000
Due Diligence	190,000	53,000

Total Audit-Related Fees	227,000	88,000

Tax Fees	5,000	9,000

All Other Fees
Technical Research	—	6,000
Continuing Education Seminars	3,000	3,000

Total All Other Fees	3,000	9,000

Total Fees to Independent Auditors	$750,000	$614,000

(1)	Audit fees include costs associated with the audit of our financial statements included in our annual report on Form 10-K, the review of financial statements included in our quarterly reports on Form 10-Q, the annual audit of our internal control over financial reporting, two foreign statutory audits, and review of the Company’s response to the comment letter received in 2012 from the SEC.

The Audit Committee, in accordance with the preapproval policies and procedures described below, approved all of the services described in the table above.

Preapproval Policies and Procedures

The Audit Committee’s policy is to specifically review and preapprove any engagement of the independent registered public accounting firm to provide any audit or permissible nonaudit service to Arbitron. In the event that preapproval is required prior to a scheduled meeting, the Audit Committee has delegated authority to its Chairman to specifically preapprove engagements for the performance of nonaudit services, provided that the estimated cost for such services is less than $25,000. If the Chairman is not available, another member of the Audit Committee may preapprove such nonaudit service engagement. All decisions made under this delegation of authority are required to be reported to the full Audit Committee for ratification at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to U.S. generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for fiscal year 2012 with the Company’s management and has discussed these financial statements with KPMG LLP, the Company’s registered independent public accounting firm. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board. The Audit Committee received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the audit committee concerning independence, and has discussed with KPMG its independence. In addition, the Audit Committee has considered whether the provision of nonaudit services, and the fees charged for such nonaudit services, by KPMG LLP are compatible with maintaining the independence of KPMG LLP from the Company, and determined that they are compatible with independence.

The Audit Committee discussed with the Company’s internal and independent accountants the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer, Chief Financial Officer and Vice President, Accounting Services and Treasury of the Company to discuss the processes they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

In reliance on the reviews and discussions referred to above and based on the foregoing, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements for fiscal year 2012 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Submitted by the Audit Committee of the Board of

Directors

Richard A. Post, Chair

Shellye L. Archambeau

David W. Devonshire

OTHER MATTERS

Arbitron Mailing Address

Our current mailing address is 9705 Patuxent Woods Drive, Columbia, Maryland 21046.

Multiple Stockholders Sharing the Same Address

We are sending only one annual report and proxy statement or Notice of Internet Availability of Proxy Materials to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate annual report, proxy statement, or Notice of Internet Availability of Proxy Materials in the future, they may telephone Arbitron’s Treasury Manager at (410) 312-8278 or write to him at 9705 Patuxent Woods Drive, Columbia, Maryland 21046. If you did not receive an individual copy of this proxy statement or our annual report or Notice of Internet Availability of Proxy Materials and you wish to do so, we will send you a copy if you contact Arbitron’s Treasury Manager in the same manner. In addition, if you are receiving multiple copies of our annual report and proxy statement or Notice of Internet Availability of Proxy Materials, you can request householding by contacting Arbitron’s Treasury Manager in the same manner.

Sto ckholder Proposals for Next Year’s Annual Meeting

If you want us to consider including a stockholder proposal in next year’s proxy statement, you must deliver such proposal in writing to Timothy T. Smith, Executive Vice President, Business Development and Strategy, Chief Legal Officer, and Secretary at 9705 Patuxent Woods Drive, Columbia, Maryland 21046, no later than December 14, 2013.

Any other matters proposed to be submitted for consideration at next year’s annual meeting of stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended) must be given in writing to our Corporate Secretary and received at our principal executive offices not less than 90 days nor more than 120 days prior to the date of the 2013 annual meeting of stockholders. The proposal must contain specific information required by our bylaws, which are on file with the Securities and Exchange Commission and may be obtained from our Corporate Secretary upon written request. If a stockholder proposal is received before or after the range of dates specified above, our proxy materials for the next annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy materials.

Director Nominations

In accordance with procedures and requirements set forth in Article II, Section 13 of our bylaws, stockholders may propose nominees for election to the Board of Directors only after providing timely written notice to the Corporate Secretary, as set forth in the immediately preceding paragraph above. The notice must set forth:

•	The nominee’s name, age, business address and residence address;

•	The nominee’s principal occupation or employment;

•	Number of shares of Arbitron common stock beneficially owned by the nominee;

•	Any other information concerning the nominee that would be required, under rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of directors; and

•	Name and record address of, and number of shares of Arbitron common stock beneficially owned by, the stockholder making the nomination.

Proxy Solicitation

We have retained D.F. King & Co., Inc. to assist with the solicitation of proxies for a fee not to exceed $5,000, plus reimbursement of out-of-pocket expenses. We will pay all expenses of soliciting proxies for the 2013 Annual Meeting. In addition to solicitations by mail, we have made arrangements for brokers, custodians, nominees and other fiduciaries to send proxy materials to their principals and we will reimburse them for their reasonable out-of-pocket expenses in doing so. Certain of our employees, who will receive no additional compensation for their services, may also solicit proxies by telephone, telecopy, personal interview or other means.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Arbitron with the Securities and Exchange Commission and the New York Stock Exchange. Such reporting persons are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely upon a review of Section 16(a) reports furnished to us for 2012, and/or on written representations from certain reporting persons that no reports were required, we believe that our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2012, except for one late Form 4 filing in November 2012 for Mr. Henry to report a trade occurring pursuant to his 10b5-1 trading plan.

Annual Report

A copy of our annual report for the year ended December 31, 2012 accompanies this proxy statement.

Arbitron has made previous filings under the Securities Act of 1933, as amended, and the Exchange Act that incorporate future filings, including this proxy statement, in whole or in part. However, the Report of the Compensation and Human Resources Committee and the Report of the Audit Committee shall not be incorporated by reference into any such filings.

ANNEX A

SUPPLEMENTAL INFORMATION:

RECONCILIATION OF GAAP EARNINGS PER SHARE TO

ADJUSTED EARNINGS PER SHARE (NON-GAAP)

	Year Ended December 31, 2012	Year Ended December 31, 2011
Earnings per share (diluted) (GAAP)	$2.11	$1.93
Adjustments:
2012 Transaction Costs(1)	0.18	—

2011 Arbitron Mobile Oy operating loss (2)	—	0.10

2011 Impairment Charge on minority investment(3)	—	0.07

Adjusted earnings per share (non-GAAP)	$2.29	$2.10

(1)	Consists of consulting, legal, and other expenses related to the pending acquisition of the Company by Nielsen Holdings N.V., which amount to $5.2 million, pre-tax, in the aggregate.

(2)	Consists of $3.3 million in pre-tax operating losses of Arbitron Mobile Oy, which we acquired in July 2011.

(3)	Consists of a $3.5 million in pre-tax impairment charge on the Company’s minority stake in a privately-held research firm.

Adjusted Earnings (Non-GAAP) Financial Information

Adjusted earnings per share (non-GAAP) represents income from continuing operations, excluding the items footnoted above from the Company’s U.S. GAAP financial results.

The Company believes the presentation of non-GAAP measures such as adjusted earnings per share provides useful supplemental information to investors with regard to the Company’s operating performance, as well as assists with the comparison of its past financial performance to the Company’s future financial results. Moreover, the Company believes that the presentation of adjusted earnings per share assists investors’ ability to compare its financial results to those of other companies in the same industry. However, the Company’s adjusted earnings per share measure may be defined and calculated differently by other companies in the same industry.

This non-GAAP financial measure should be considered in addition to, and not as a replacement for, or superior to earnings per share (diluted). In addition, because adjusted earnings per share may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

The Company internally uses non-GAAP financial measures such as adjusted earnings per share in connection with its own financial planning and reporting processes. Specifically, adjusted earnings per share serves as one of the measures management utilizes when allocating resources, deploying capital and assessing business performance and employee incentive compensation. Nonetheless, non-GAAP financial results and related measures disclosed by the Company should not be considered a substitute for, nor superior to, financial results and measures as determined or calculated in accordance with GAAP, such as earnings per share (diluted).

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒ KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
Nominees
01	Shellye L. Archambeau 02 Sean R. Creamer 03 David W. Devonshire 04 John A. Dimling 05 Erica Farber
06	Ronald G. Garriques 07 Philip Guarascio 08 William T. Kerr 09 Larry E. Kittelberger 10 Luis G. Nogales
11	Richard A. Post
The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2.	To approve, on an advisory basis, the Company’s executive compensation.				☐	☐	☐
3.	To ratify the appointment by the Audit Committee of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year.				☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

ARBITRON INC.
This proxy is solicited by the board of directors
Annual meeting of Stockholders
5/21/2013 09:00:00

The undersigned hereby appoints Sean R. Creamer and Timothy T. Smith and either of them, as the proxies of the undersigned, with full power of substitution in each, to vote at the annual meeting of stockholders to be held on May 21, 2013, and at any adjournment or postponement thereof all of the undersigned’s shares of common stock of Arbitron Inc. held of record on April 1, 2013, in the manner indicated on the reverse side hereof. The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Continued and to be signed on reverse side